Exhibit 10.28

Published CUSIP Numbers:

Deal CUSIP: 92887YAA8

Revolver: 92887YAB6

Three-Year Term Loan: 92887YAD2

Two-Year Term Loan: 92887YAC4

CREDIT AGREEMENT

Dated as of [______], 2020,

among

VONTIER CORPORATION

and certain of its Subsidiaries,

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, L/C Issuer and Swing Line Lender,

and

the other LENDERS party hereto

CITIBANK, N.A., WELLS FARGO BANK, NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A., U.S. BANK NATIONAL ASSOCIATION, GOLDMAN SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC., THE BANK OF NOVA SCOTIA, BNP PARIBAS, UBS AG, STAMFORD BRANCH, TRUIST BANK, THE TORONTO-DOMINION BANK, NEW YORK BRANCH, SUMITOMO MITSUI BANKING CORPORATION

and

CREDIT SUISSE LOAN FUNDING LLC,

as Syndication Agents,

and

BofA SECURITIES, INC., CITIBANK, N.A., WELLS FARGO SECURITIES, LLC, PNC CAPITAL MARKETS LLC, JPMORGAN CHASE BANK, N.A., U.S. BANK NATIONAL ASSOCIATION, GOLDMAN SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC. THE BANK OF NOVA SCOTIA, BNP PARIBAS, UBS

SECURITIES LLC, TRUIST SECURITIES, INC., TD SECURITIES (USA) LLC, SUMITOMO MITSUI BANKING CORPORATION

and

CREDIT SUISSE LOAN FUNDING LLC,

as Joint Lead Arrangers and Joint Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

2.01	Commitments and Applicable Percentages

5.06	Litigation

7.01	Existing Liens

7.04	Existing Indebtedness

11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Loan Notice

A-2	Swing Line Loan Notice

B-1	Term Note

B-2	Revolving Credit Note

C	Compliance Certificate

D	Assignment and Assumption

E	Designated Borrower Request and Assumption Agreement

F	Designated Borrower Notice

G	Opinion of Counsel

H	Guaranty

I	Form of Notice of Loan Prepayment

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of [_____], 2020 (this “Agreement”), is entered into among VONTIER CORPORATION, a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.15 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

W I T N E S S E T H :

WHEREAS, the Company and the Designated Borrowers have requested that the Lenders provide term loan facilities and a revolving credit facility, and the Lenders are willing to do so, and the L/C Issuer is willing to issue letters of credit, in each case, on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, by which any of the Company or its Subsidiaries (a) acquire any ongoing business or all or substantially all of the assets of, any firm, corporation or division thereof, whether through purchase of assets, purchase of stock, merger, amalgamation or otherwise, (b) directly or indirectly acquire control of at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors, (c) directly or indirectly acquire control of a majority ownership interest in any partnership, joint venture or similar arrangement or (d) directly or indirectly acquire assets constituting all or substantially all of a product line or line of business of another Person; provided, however, that with respect to any stock purchase transaction structured as a tender offer, such transaction has been approved by the board of directors and/or shareholders (or comparable persons or groups) of the Company or such Subsidiary, as applicable, and such other Person.

“Act” has the meaning specified in Section 11.21.

“Adjustment” has the meaning specified in Section 3.03(c).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America, in its capacity as the Administrative Agent, an Arranger and a Swing Line Lender), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 8.03(c).

“Alternative Currency” means each of Euro, Sterling, Yen and each other currency (other than Dollars) that is approved in accordance with Section 1.07.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means, on any date of determination, an amount equal to the Dollar equivalent of $100,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.12.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means (a) in respect of the either Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) represented by (i) at any time during the Term Availability Period, such Term Lender’s Commitment of such Term Facility at such time to the Aggregate Commitments in respect of such Term Facility at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time to the aggregate principal amount of Term Loans outstanding at such time in respect of such Term Facility, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, in each case subject to adjustment as provided in Section 2.18. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans, the commitment of each Term Lender to make Term Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments, Three-Year Term Loan Commitments or Two-Year Term Loan Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility, or of each Term Lender in respect of the applicable Term Facility, as applicable, shall be determined based on the Applicable Percentage of such Revolving Credit Lender or Term Lender, as applicable, in respect of the Revolving Credit Facility or applicable Term Facility, as applicable, most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, for each Facility, (a) prior to receipt by the Company of a Debt Rating, the following percentages per annum, set forth opposite the Consolidated Leverage Ratio determined as of the last day of the immediately preceding fiscal quarter:

	Revolving Credit Facility			Term Loan Facilities
Pricing Level / Consolidated Leverage Ratio	Facility Fee	Eurocurrency Rate Loans / Daily Floating LIBOR Rate Loans / Letter of Credit Fee	Base Rate Loans	Ticking Fee	Eurocurrency Rate Loans/ Daily Floating LIBOR Rate Loans (Two-Year Term Loan Facility)	Base Rate Loans (Two-Year Term Loan Facility)	Eurocurrency Rate Loans/ Daily Floating LIBOR Rate Loans (Three-Year Term Loan Facility)	Base Rate Loans (Three-Year Term Loan Facility)
1. < 1.25 to 1.00	0.150%	1.350%	0.350%	0.150%	1.375%	0.375%	1.500%	0.500%
2. ≥ 1.25 to 1.00 but < 2.00 to 1.00	0.200%	1.425%	0.425%	0.200%	1.500%	0.500%	1.625%	0.625%
3. ≥ 2.00 to 1.00 but < 2.75 to 1.00	0.225%	1.525%	0.525%	0.225%	1.625%	0.625%	1.750%	0.750%
4. ≥ 2.75 to 1.00 but < 3.50 to 1.00	0.250%	1.625%	0.625%	0.250%	1.750%	0.750%	1.875%	0.875%
5. ≥ 3.50 to 1.00	0.325%	1.675%	0.675%	0.325%	1.875%	0.875%	2.000%	1.000%

and (b) upon receipt by the Company of a Debt Rating, the following percentages per annum, set forth opposite the Debt Rating determined as of the last day of the immediately preceding fiscal quarter:

	Revolving Credit Facility			Term Loan Facilities
Pricing Level / Debt Rating Category	Facility Fee	Eurocurrency Rate Loans / Daily Floating LIBOR Rate Loans / Letter of Credit Fee	Base Rate Loans	Ticking Fee	Eurocurrency Rate Loans/ Daily Floating LIBOR Rate Loans (Two-Year Term Loan Facility)	Base Rate Loans (Two-Year Term Loan Facility)	Eurocurrency Rate Loans/ Daily Floating LIBOR Rate Loans (Three-Year Term Loan Facility)	Base Rate Loans (Three-Year Term Loan Facility)
1. ≥ BBB+ / Baa1	0.125%	1.250%	0.250%	0.125%	1.250%	0.250%	1.375%	0.375%
2. BBB / Baa2	0.150%	1.350%	0.350%	0.150%	1.375%	0.375%	1.500%	0.500%
3. BBB- / Baa3	0.200%	1.425%	0.425%	0.200%	1.500%	0.500%	1.625%	0.625%
4. BB+ / Ba1	0.250%	1.625%	0.625%	0.250%	1.750%	0.750%	1.875%	0.875%
5. ≤ BB / Ba2	0.325%	1.675%	0.675%	0.325%	1.875%	0.875%	2.000%	1.000%

For purposes of the definition of “Applicable Rate,” “Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Fitch or Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if each of the Debt Ratings differs by at least one Pricing Level, then the Pricing Level for the intermediate level of such Debt Ratings shall apply, (b) if two of the Debt Ratings are at the same Pricing Level and one of the Debt Ratings is issued at a different level, then the Pricing Level for the Debt Ratings at the same Pricing Level shall apply, (c) if only two Debt Ratings are issued and there is a split in the Debt Ratings of more than one Pricing Level, then the Pricing Level that is one Pricing Level below the higher of the two Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), (d) if only two Debt Ratings are issued and such Debt Ratings differ by one Pricing Level, then the Pricing Level for the higher of such Debt Ratings shall apply, (e) if only one Debt Rating is issued, that Debt Rating will apply and (f) if the Company previously had at least one Debt Rating but no longer has any Debt Ratings, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be Pricing Level 3. Thereafter, (a) prior to the receipt by the Company of a Debt Rating, the Applicable Rate shall be determined and shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a), beginning with the Compliance Certificate delivered with respect to the fiscal quarter ending December 31, 2020; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered and (b) upon receipt by the Company of the Debt Rating and notice thereof to the Administrative Agent, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, Fitch or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Applicable Time” means, with respect to any borrowings and payments related to Revolving Credit Loans denominated in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.15(a).

“Appropriate Lender” means, at any time, (a) with respect to any Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.05, the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of BofA Securities, Inc., Citibank, N.A., Wells Fargo Securities, LLC, PNC Capital Markets LLC, JPMorgan Chase Bank, N.A., U.S. Bank National Association, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., The Bank of Nova Scotia, BNP Paribas, UBS Securities LLC, Truist Securities, Inc., TD Securities (USA) LLC, Sumitomo Mitsui Banking Corporation and Credit Suisse Loan Funding LLC in its capacity as a joint lead arranger and joint bookrunner in respect of the Commitments hereunder.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or such other form as the Administrative Agent and the Company may reasonably approve.

“Attorney Costs” means all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off Balance Sheet Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability Period” means the Revolving Credit Availability Period or the Term Availability Period, as the context may require.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%; provided that in no event shall the Base Rate be less than 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Three-Year Term Loan Borrowing, a Two-Year Term Loan Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or such other state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan or Daily Floating LIBOR Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan or Daily Floating LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan or Daily Floating LIBOR Rate Loan, means any such day that is also a London Banking Day;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease” means each lease that has been or is required to be, in accordance with GAAP, classified and accounted for as a capital lease or financing lease.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the applicable Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means, with respect to the Company, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of the Company or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) Steven M. Rales and Mitchell P. Rales) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) (or individuals previously approved under this clause (iii)) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (in each case, with such approval either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director); provided, that no Change of Control shall be deemed to occur as a result of the Separation Transactions or as a result of any changes in the board of directors of the Company in connection with, or occurring as a result of, the Separation Transactions.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Three-Year Term Loans or Two-Year Term Loans.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Three-Year Term Loan Commitment, a Two-Year Term Loan Commitment or a Revolving Credit Commitment, as the context may require.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty” means the guaranty made by the Company in favor of the Administrative Agent and the Lenders, in respect of the Obligations of the Loan Parties pursuant to Article X of this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any Measurement Period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) non-cash impairment charges for such period, (v) non-cash non-operating expenses for such period, (vi) non-cash equity compensation expenses for such period, (vii) cash or non-cash charges, including legal and advisor fees and other transaction expenses, incurred in connection with permitted acquisitions or financing transactions for such period, (viii) the net income (or loss) with respect to discontinued operations of the Company or any Subsidiaries during such period, (ix) other non-recurring or unusual expenses of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (x) restructuring costs and legal charges incurred by the Company in connection with the Separation Transactions and (xi) cash or non-cash charges, including legal and advisor charges and other transaction expenses incurred in connection with Dispositions permitted under Section 7.09 incurred by the Company, provided that the aggregate amount, without duplication, available to be added back pursuant to clauses (x) and (xi) shall not exceed 10% of Consolidated EBITDA for such period, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period and (ii) all non-cash items that are both non-operating and non-recurring increasing Consolidated Net Income for such period but excluding such items in respect of which cash was received in a prior period or will be received in a future period; provided that for purposes of determining Consolidated EBITDA for the four fiscal quarter period ending December 31, 2020, such amount for the four fiscal quarters then ended shall equal such item for the two fiscal quarters then most recently ended multiplied by two.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) Attributable Indebtedness in respect of Capital Leases, (c) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of Persons other than the Company or any Subsidiary, and minus (d) the sum of (i) 100% of the unencumbered and unrestricted cash and cash equivalents held in the United States by the Company and its Subsidiaries in excess of $50,000,000 and (ii) 65% of the unencumbered and unrestricted cash and cash equivalents held outside of the United States by the Company and its Subsidiaries; provided that such cash and cash equivalents are free of any Liens; provided, that (i) if the Company or any Subsidiary delivers or causes to be delivered an irrevocable repayment or redemption notice that results in Indebtedness in the form of debt securities being due and payable in full not later than 30 days after such repayment or redemption notice has been delivered and deposits cash with or for the benefit of the trustee or holders of such Indebtedness to fund such repayment or redemption in full, then such Indebtedness shall be considered repaid or redeemed (it being understood that if any applicable deposit is returned and the corresponding Indebtedness is not repaid or redeemed, but remains outstanding, such Indebtedness shall no longer be considered repaid or redeemed), and (ii) if the Company or any Subsidiary commences a tender offer to repurchase Indebtedness (the “Repurchased Indebtedness”) and will be obligated to repurchase such Indebtedness for payment in full, together with accrued and unpaid interest thereon, after the satisfaction or waiver of any conditions of such tender offer, and in connection therewith issues Indebtedness in the form of debt securities (the “New Indebtedness”) the proceeds of which are to be used to repurchase the Repurchased Indebtedness within 30 days of issuance of such New Indebtedness (the “Period”), then to the extent, and solely so long as, the Company or any Subsidiary either holds the proceeds of such New Indebtedness in escrow pursuant to customary arrangements, or otherwise sets aside the proceeds of such New Indebtedness in Dollars to fund such repurchase of Repurchased Indebtedness, then the amount of such New Indebtedness shall be deemed for the purpose of this definition to be reduced by the amount of the proceeds thereof that are so held in escrow or set aside (solely to the extent and for so long as so held or set aside, and not for the avoidance of doubt to the extent applied to repurchase the Repurchased Indebtedness or applied for any other purpose other than the repayment of the New Indebtedness); provided, further, that upon the end of the Period, the deemed reduction of the New Indebtedness described above shall no longer apply.

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP; provided that for purposes of determining Consolidated Interest Charges for the four fiscal quarter period ending December 31, 2020, such amount for the four fiscal quarters then ended shall equal such item for the two fiscal quarters then most recently ended multiplied by two.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness to (b) Consolidated EBITDA.

“Consolidated Net Income” means, for any Measurement Period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries for such period, in each case as determined in accordance with GAAP.

“Consolidated Net Assets” means the aggregate of all assets of the Company and its Subsidiaries after deducting all current liabilities (excluding current maturities of long-term debt and all obligations under Capital Leases), all as set forth on the most recent balance sheet of the Company and its Consolidated Subsidiaries and determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 11.24(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) a L/C Credit Extension.

“Daily Floating LIBOR Rate” means, for any day, a fluctuating rate of interest per annum which can change on each Business Day, equal to LIBOR, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time, two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; provided, that if the Daily Floating LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Daily Floating LIBOR Rate Loan” means a Loan that bears interest at a rate based on the Daily Floating LIBOR Rate. Daily Floating Rate LIBOR Loans shall be denominated in Dollars.

“Debt Rating” has the meaning set forth in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan or a Daily Floating LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Letters of Credit plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund any portion of its Loans required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder unless such Lender, acting reasonably and in good faith, notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (specifically identified and including the particular default, if any) or unless such failure has been cured, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due (b) has notified the Company, the Administrative Agent or any other Lender that it does not intend to comply with its funding obligations unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination, acting reasonably and in good faith, that one or more conditions precedent to funding has not been satisfied (specifically identified and including the particular default, if any) or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute unless such failure has been cured, (d) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations or (e)(i) has become or is insolvent or has a parent company that has become or is insolvent, (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) has become the subject of a Bail-In Action. Notwithstanding anything to the contrary above, a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any capital stock in such Lender or its parent company by any Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Affiliate” has the meaning specified in Section 11.07(i).

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.15(a).

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.15(a).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the target of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The term “Disposition” shall not include (a) any issuance of Equity Interests or (b) any cash payments otherwise permitted by this Agreement.

“Dividing Person” has the meaning specified in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency or any Requested Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency or Requested Currency, as the case may be.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, a State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.07(b)(iii), (v) and (vii) (subject to such consents, if any, as may be required under Section 11.07(b)(iii)).

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that Equity Interests shall not include stock options, restricted stock units, restricted shares or other awards granted under any equity compensation plan of the Company; provided further that Indebtedness convertible or exchangeable into Equity Interests shall not be deemed to be Equity Interests unless and until such Indebtedness is so converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, as of any date of determination, any trade or business (whether or not incorporated) that, as of such date of determination, is under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan (other than a Multiemployer Plan) or, to the knowledge of the Company, a Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan (other than a Multiemployer Plan) or, to the knowledge of the Company, a Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate (where, for Multiemployer Plans, the occurrence of an imposition is to the knowledge of the Company); provided that with respect to a Pension Plan or Multiemployer Plan in which neither the Company nor any Subsidiary is a participating or contributing employer, clauses (a) through (h) shall be to the knowledge of the Company.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.1

“Euro” and “EUR” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means,

[1]	The EU Bail-In Legislation Schedule may be found at https://www.lma.eu.com/pages.aspx?p=499.

(a) with respect to any Credit Extension:

(i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(ii) with respect to a Credit Extension denominated in any Non-LIBOR Quoted Currency, the rate per annum as designated by the Company and the Administrative Agent with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.07(a);

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; and

(c) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Revolving Credit Loan” means a Revolving Credit Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Revolving Credit Loans may be denominated in Dollars or in an Alternative Currency. All Revolving Credit Loans denominated in an Alternative Currency must be Eurocurrency Rate Revolving Credit Loans.

“Eurocurrency Rate Loan” means a Term Loan that bears interest at a rate based on clause (a) of the definition of the Eurocurrency Rate or a Eurocurrency Rate Revolving Credit Loan.

“Event of Default” has the meaning specified in Section 8.01.

“Facility” means the Three-Year Term Loan Facility, the Two-Year Term Loan Facility or the Revolving Credit Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, (a) that certain fee letter dated as of September 4, 2020 among the Company, Bank of America and BofA Securities, Inc. and (b) those certain other fee letters between the Company and any other Arranger.

“Finance Subsidiary” means any Subsidiary of the Company, whether now existing or hereafter created or acquired, (a) of which at least ninety percent (90%) of all of the issued and outstanding voting and beneficial Equity Interests are owned, directly or indirectly, by the Company; (b) that has no material assets, operations, revenues or cash flows other than those related to the incurrence, administration and repayment of Indebtedness; and (c) whose Indebtedness is Guaranteed by the Company.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Foreign Lender” means with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for Tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Fortive” means Fortive Corporation, a Delaware corporation.

“Fortive Payment” means the direct or indirect funding of dividends, distributions or other payments payable to Fortive and/or its Subsidiaries in connection with the Separation Transactions on the Closing Date or thereafter.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, except as otherwise provided in Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.07(g).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any monetary obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means, collectively, those certain Subsidiaries of the Company from time to time party to the Guaranty.

“Guaranty” means the guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders substantially in the form of Exhibit H or such other form as the Administrative Agent and the Company may reasonably approve.

“Impacted Loans” has the meaning assigned to such term in Section 3.03(a)(i).

“Increase Effective Date” has the meaning set forth in Section 2.16(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all non-contingent obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Leases and Off Balance Sheet Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Off Balance Sheet Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning set forth in Section 11.05(a).

“Indemnitees” has the meaning set forth in Section 11.05(a).

“Industrial Technologies Business” has the meaning assigned to “Industrial Technologies business” in the Form 10 filed with the SEC by the Company on [September 1, 2020].2

“Information” has the meaning specified in Section 11.08.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a Daily Floating LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made; and (c) as to any Daily Floating LIBOR Rate Loan (including a Swing Line Loan), the last Business Day of each month, and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or (in the case of any Eurocurrency Rate Loan) converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months (or, if agreed by each Appropriate Lender, twelve months) thereafter (in each case, subject to availability), as selected by the Company in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date for the applicable Loan.

“Interim Financial Statements” means the unaudited consolidated balance sheet of the Company and its Subsidiaries for the fiscal quarter ended June 26, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter of the Company and its Subsidiaries, including the notes thereto, as filed with the Company’s Form 10 filed with the SEC by the Company on [September 1, 2020].3

[2]	Date to be most recent Form 10 filed as of closing.
[3]	Date to be most recent Form 10 filed as of closing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, including, without limitation all Environmental Laws.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue Letters of Credit hereunder. The initial amount of the L/C Issuer’s L/C Commitment is set forth on Schedule 2.01. The L/C Commitment of the L/C Issuer may be modified from time to time by agreement between the L/C Issuer and the Company, and notified to the Administrative Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means Bank of America, in its capacity as issuer of Letters of Credit hereunder. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “L/C Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto.

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Company and each Revolving Credit Lender shall remain in full force and effect until the L/C Issuer and the Revolving Credit Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Party” means the Administrative Agent and each Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(j).

“Letter of Credit Sublimit” means an amount equal to $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Quoted Currency” means each of the following currencies: Dollars; Euro; Sterling; Yen; and Swiss Franc; in each case as long as there is a published LIBOR rate with respect thereto.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Company, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Company is reasonably necessary in connection with the administration of this Agreement).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Conditionality Acquisition” means any Acquisition that (a) is not prohibited hereunder, (b) is financed in whole or in part with a substantially concurrent incurrence of Indebtedness, and (c) is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Three-Year Term Loan, a Revolving Credit Loan, a Two-Year Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement (including the Company Guaranty and schedules and exhibits hereto), any Guaranty, each Designated Borrower Request and Assumption Agreement, each Note, each Request for Credit Extension and each Fee Letter and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Loan Notice” means a notice of (a) a Three-Year Term Loan Borrowing, (b) a Two-Year Term Loan Borrowing, (c) a Revolving Credit Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company and, if applicable, any Designated Borrower.

“Loan Parties” means, collectively, the Company, each Designated Borrower and the Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Regulations” means Regulations T, U and X of the FRB.

“Margin Stock” has the meaning specified in the Margin Regulations.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party with respect to the Facilities; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party with respect to the Facilities; or (d) a material adverse effect upon the rights and remedies of the Administrative Agent or any Lender under any Loan Document; provided, that for the avoidance of doubt no aspect of the Separation Transactions or the Fortive Payment, either individually or taken together, shall be deemed to have a Material Adverse Effect.

“Maturity Date” means (a) for the Revolving Credit Facility the date that is three (3) years after the Closing Date (subject to extension (in the case of each Revolving Credit Lender consenting thereto) as provided in Section 2.19), (b) for the Three-Year Term Loan Facility, the date that is three (3) years after the Three-Year Facility Delayed Draw Date and (c) for the Two-Year Term Loan Facility, the date that is two (2) years after the Two-Year Facility Delayed Draw Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Company then ended or then most recently ended as the case may be.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Note” means a Three-Year Term Loan Note, a Two-Year Term Loan Note or a Revolving Credit Note, as the context may require.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit I or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under, and in accordance with the terms and conditions of, any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment) or (c) an agreement for the sale of receivables or like assets creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, could be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Credit Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans or Revolving Credit Loans occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.07(d).

“Participant Register” has the meaning specified in Section 11.07(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to the Pension Funding Rules, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Priority Debt Basket” means, on any date of determination, an amount equal to 15% of the Consolidated Net Assets of the Company and its Subsidiaries as of the then most recently completed fiscal quarter of the Company prior to such date.

“Pro Forma Basis” and “Pro Forma Effect” means, for purposes of calculating the financial covenants set forth in Section 7.06 and determining the Applicable Rate for so long as the Applicable Rate is determined based upon the Consolidated Leverage Ratio, and for any transaction or proposed transaction deemed to have occurred on and as of the first day of a Measurement Period pursuant to Section 1.03(d), the following pro forma adjustments, in each case arising out of events which are directly attributable to such transaction or proposed transaction, are factually supportable and expected to have a continuing impact, including cost savings resulting from headcount reductions, facility closings or similar restructurings, as certified by a Responsible Officer of the Company:

(a) in the case of any such transaction or proposed transaction that is a Disposition, all income statement items (whether positive or negative) attributable to the brand, business unit, product line, line of business, division or facility or the Person subject to such Disposition shall be excluded from the results of the Company and its Subsidiaries for such Measurement Period;

(b) in the case of any such transaction or proposed transaction that is an Investment (including any acquisition, whether by merger, consolidation or otherwise), income statement items (whether positive or negative) attributable to the brand, business unit, product line, line of business, division or facility or the Person subject to such Investment shall be included in the results of the Company and its Subsidiaries for such Measurement Period;

(c) in the case of any retirement of Indebtedness or any Indebtedness that was or is to be repaid or refinanced in connection with such transaction or proposed transaction, interest accrued on such Indebtedness during such Measurement Period shall be excluded from the results of the Company and its Subsidiaries for such Measurement Period (and to the extent not already excluded pursuant to any other clause of this definition or pursuant to Section 1.03(d), the principal amount of such Indebtedness shall also be excluded); and

(d) in the case of the incurrence or assumption of any Indebtedness in connection with such transaction (other than any such Indebtedness to be repaid or refinanced in accordance with clause (c) above) or proposed transaction, interest shall be deemed to have accrued on such Indebtedness during such Measurement Period (in the case of interest that accrues at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Company and its Subsidiaries for such Measurement Period.

“PTE” means a prohibited transaction class exemption issued by the United States Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning set forth in Section 11.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice; (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Requested Currency” means any currency other than Dollars or an Alternative Currency.

“Required Lenders” means, as of any date of determination, (a) Lenders having more than 50% of the sum of (i) the undrawn portion of the Aggregate Commitments, and (ii) the aggregate Loans outstanding on such date, or (b) if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Three-Year Term Loan Lenders” means, as of any date of determination, Three-Year Term Loan Lenders holding more than 50% of the Three-Year Term Loan Facility on such date; provided that the portion of the Three-Year Term Loan Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Three-Year Term Loan Lenders.

“Required Two-Year Term Loan Lenders” means, as of any date of determination, Two-Year Term Loan Lenders holding more than 50% of the Two-Year Term Loan Facility on such date; provided that the portion of the Two-Year Term Loan Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Two-Year Term Loan Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, chief accounting officer, corporate controller, general counsel or any executive vice president of the Company, (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the Company and, (c) solely for purposes of notices given pursuant to Article II, any other officer of the Company so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Company designated in or pursuant to an agreement between the Company and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency or a Requested Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02; and (iii) such additional dates as (x) the Administrative Agent shall determine for the purposes of determining the Alternative Currency Equivalent or Dollar Equivalent amounts of Borrowings and Outstanding Amounts as contemplated hereunder or (y) the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Availability Period” means in respect of the Revolving Credit Facility the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to make (a) Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by each Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit B-2.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the Government of Canada, the Government of Japan, the European Union or Her Majesty’s Treasury (“HMT”).

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(i)(B).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Separation Transactions” means Fortive’s previously disclosed intention to dispose of the Company’s shares in any form, including, without limitation, by (a) conducting an initial public offering or other offering(s) of shares of the Company, and/or (b) distributing to Fortive all or a portion of the proceeds of such offering(s) and/or the proceeds of borrowings under the Credit Facilities and/or (c) the distribution by Fortive to its shareholders of all or a portion of the remaining equity interest in the Company owned by Fortive, which may include a spin-off of the Company’s shares effected as a dividend to all Fortive’s shareholders, a split-off of the Company’s shares in exchange for shares of Fortive or other securities, or any combination of the foregoing in one transaction or in a series of transactions.

“Significant Subsidiary” means, each Subsidiary of the Company which as of the most recently ended fiscal year of the Company contributed or was accountable for at least 5% of the revenues or assets of the Company and its Subsidiaries determined on a consolidated basis for such year.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“SPC” has the meaning specified in Section 11.07(g).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Transaction” means (a) any Investment or series of related Investments in Equity Interests or assets constituting a brand, business unit, product line, line of business, division or facility of a Person or Persons, made by the Company or any of its Subsidiaries, and (b) any Disposition or series of related Dispositions of Equity Interests or assets constituting a brand, business unit, product line, line of business, division or facility of a Person or Persons made by the Company or any of its Subsidiaries.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.05.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule 2.01 hereof or (b) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swing Line Commitment after the Closing Date, the amount set forth for such Lender as its Swing Line Commitment in the Register maintained by the Administrative Agent pursuant to Section 11.07(c).

“Swing Line Lender” means Bank of America in its capacity as a provider of Swing Line Loans, and any successor swing line lender hereunder, in an amount up to the Swing Line Commitment.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05, which shall be substantially in the form of Exhibit A-2 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Availability Period” means in respect of each Term Facility the period from and including the Closing Date to the earliest of (a) the later of (x) 5:00 p.m. on the date that falls six (6) months after the Closing Date and (y) in the event that a Loan Notice has been timely delivered with respect to any Three-Year Term Loan Borrowing and/or Two-Year Term Loan Borrowing on or before the date that falls six (6) months after the Closing Date, immediately following the funding of such Three-Year Term Loan Borrowing and/or Two-Year Term Loan Borrowing and (b) the date of termination of the commitment of each Term Lender to make Loans pursuant to Section 8.02.

“Term Facility” means the Three-Year Term Loan Facility or the Two-Year Term Loan Facility, or both, as the context may require.

“Term Lender” means a Three-Year Term Loan Lender or a Two-Year Term Loan Lender, as the context may require.

“Term Loans” means the Three-Year Term Loans or the Two-Year Term Loans, or both, as the context may require.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Three-Year Facility Delayed Draw Date” has the meaning specified in Section 2.01(a).

“Three-Year Term Loan Borrowing” means a borrowing consisting of simultaneous Three-Year Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Three-Year Term Loan Lenders pursuant to Section 2.01(a).

“Three-Year Term Loan Commitment” means, as to each Three-Year Term Loan Lender, its obligation to make Three-Year Term Loans in Dollars to the Company pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Three-Year Term Loan Lender’s name on Schedule 2.01 under the caption “Three-Year Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Three-Year Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Three-Year Term Loan Facility” means, at any time, (a) during the Term Availability Period, the aggregate amount of the Three-Year Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Three-Year Term Loans of all Three-Year Term Loan Lenders outstanding at such time.

“Three-Year Term Loan Lender” means (a) at any time during the Term Availability Period, any Lender that has a Three-Year Term Loan Commitment at such time and (b) at any time after the end of the Term Availability Period, any Lender that holds Three-Year Term Loans at such time.

“Three-Year Term Loan” means an advance made by any Three-Year Term Loan Lender under the Three-Year Term Loan Facility.

“Three-Year Term Loan Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Three-Year Term Loans; provided that at any time prior to the making of the Three-Year Term Loans, the Three-Year Term Loan Exposure of any Lender shall be equal to such Lender’s Three-Year Term Loan Commitment.

“Three-Year Term Loan Note” means a promissory note made by the Company in favor of a Three-Year Term Loan Lender evidencing Three-Year Term Loans made by such Three-Year Term Loan Lender, substantially in the form of Exhibit B-1.

“Threshold Amount” means $80,000,000.

“Total Credit Exposure” means, as to any Lender at any time, (a) in respect of the Revolving Credit Facility, the unused Revolving Credit Commitments and Revolving Credit Exposure of such Lender at such time, (b) in respect of the Three-Year Term Loan Facility, the Three-Year Term Loan Exposure of such Lender at such time, and (c) in respect of the Two-Year Term Loan Facility, the Two-Year Term Loan Exposure of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Two-Year Facility Delayed Draw Date” has the meaning specified in Section 2.01(c).

“Two-Year Term Loan Borrowing” means a borrowing consisting of simultaneous Two-Year Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Two-Year Term Loan Lenders pursuant to Section 2.01(c).

“Two-Year Term Loan Commitment” means, as to each Two-Year Term Loan Lender, its obligation to make Two-Year Term Loans in Dollars to the Company pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Two-Year Term Loan Lender’s name on Schedule 2.01 under the caption “Two-Year Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Two-Year Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Two-Year Term Loan Facility” means, at any time, (a) during the Term Availability Period, the aggregate amount of the Two-Year Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Two-Year Term Loans of all Two-Year Term Loan Lenders outstanding at such time.

“Two-Year Term Loan Lender” means (a) at any time during the Term Availability Period, any Lender that has a Two-Year Term Loan Commitment at such time and (b) at any time after the Term Availability Period, any Lender that holds Two-Year Term Loans at such time.

“Two-Year Term Loan” means an advance made by any Two-Year Term Loan Lender under the Two-Year Term Loan Facility.

“Two-Year Term Loan Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Two-Year Term Loans; provided that at any time prior to the making of the Two-Year Term Loans, the Two-Year Term Loan Exposure of any Lender shall be equal to such Lender’s Two-Year Term Loan Commitment.

“Two-Year Term Loan Note” means a promissory note made by the Company in favor of a Two-Year Term Loan Lender evidencing Two-Year Term Loans made by such Two-Year Term Loan Lender, substantially in the form of Exhibit B-1.

“Type” means (a) with respect to a Revolving Credit Loan, its character as a Base Rate Loan, Daily Floating LIBOR Rate Loan or Eurocurrency Rate Loan, (b) with respect to a Term Loan, its character as a Base Rate Loan, Daily Floating LIBOR Rate Loan or Eurocurrency Rate Loan and (c) with respect to a Swing Line Loan, its character as a Base Rate Loan or Daily Floating LIBOR Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“United States” and “U.S.” mean the United States of America.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Pension Funding Rules for the applicable plan year.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “¥” mean the lawful currency of Japan.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) All references to any Person shall also refer to the successors and assigns of such Person permitted hereunder.

(f) Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time subject to Sections 1.03(b) and (c), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP (including the early adoption by the Company of any provision of GAAP) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding the foregoing, for the purposes of this Agreement, leases shall continue to be classified and accounted for on a basis consistent with GAAP as in effect as of December 31, 2017, notwithstanding any change in GAAP related thereto (including pursuant to Accounting Standard Codification Topic 842) and the Company shall not be required to provide any reconciliation thereof to GAAP.

(d) Pro Forma Determinations. Notwithstanding anything in this Agreement to the contrary:

(i) all calculations of the financial covenants in Section 7.06 and any determination of the Applicable Rate for so long as the Applicable Rate is determined based upon the Consolidated Leverage Ratio shall be made on a Pro Forma Basis with respect to any Specified Transaction occurring during the applicable Measurement Period;

(ii) if on any date of determination pro forma compliance with the requirements of this Agreement is a condition precedent to the consummation of a proposed transaction pursuant to any provision of this Agreement, then for that purpose such compliance shall be determined on a Pro Forma Basis giving effect to (A) such proposed transaction and (B) without duplication, any Specified Transaction that has been consummated during the Measurement Period then most recently ended for which financial statements have been delivered pursuant to Section 6.01 or during the period following such Measurement Period and prior to such date, in each case, as of the first day of such Measurement Period; and

(iii) for each Specified Transaction that is consummated during any Measurement Period, compliance with the requirements of this Agreement shall be determined on a Pro Forma Basis giving effect to such Specified Transaction as of the first day of such Measurement Period.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with 0.5 of a unit being rounded upward).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies and Requested Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency or a Requested Currency, such amount shall be the relevant Alternative Currency equivalent or Requested Currency equivalent, as the case may be, of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.07 Additional Alternative Currencies. (a) The Company may from time to time request that Eurocurrency Rate Revolving Credit Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 15 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent in its sole discretion). The Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Revolving Credit Loans in such requested currency.

(c) Any failure by a Revolving Credit Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender to permit Eurocurrency Rate Revolving Credit Loans to be made in such Requested Currency. If the Administrative Agent and all the Revolving Credit Lenders consent to making Eurocurrency Rate Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Credit Borrowing of Eurocurrency Rate Revolving Credit Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Company.

1.08 Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.09 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.10 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.11 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate”, the definition of “Daily Floating LIBOR Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

1.12 Limited Conditionality Acquisitions. In the event that the Company notifies the Administrative Agent in writing that any proposed Acquisition is a Limited Conditionality Acquisition and that the Company wishes to test the conditions to such Acquisition and the availability of Indebtedness that is to be used to finance such Acquisition in accordance with this Section, then the following provisions shall apply:

(a) any condition to such Acquisition or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Acquisition or the incurrence of such Indebtedness, shall, if agreed to by the lenders providing such Indebtedness, be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Acquisition and (ii) no Event of Default under any of Sections 8.01(a), (b), (f) or (g) shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith (including such additional Indebtedness);

(b) any condition to such Acquisition and/or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of such Acquisition or the incurrence of such Indebtedness may, if agreed to by the lenders providing such Indebtedness, be limited by customary “SunGard” or other customary applicable “certain funds” conditionality provisions, so long as all such representations and warranties in this Agreement and the other Loan Documents are true and correct at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Acquisition;

(c) any financial ratio test or condition, may upon the written election of the Company delivered to the Administrative Agent prior to the execution of the definitive agreement for such Acquisition, be tested either (i) upon the execution of the definitive agreement with respect to such Limited Conditionality Acquisition or (ii) upon the consummation of the Limited Conditionality Acquisition and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Conditionality Acquisition and related incurrence of Indebtedness, on a Pro Forma Basis; provided that the failure to deliver a notice under this Section 1.12(c) prior to the date of execution of the definitive agreement for such Limited Conditionality Acquisition shall be deemed an election to test the applicable financial ratio under subclause (ii) of this Section 1.12(c); and

(d) if the Company has made an election with respect to any Limited Conditionality Acquisition to test a financial ratio test or condition at the time specified in clause (c)(i) of this Section, then in connection with any subsequent calculation of any ratio (other than the financial covenants tested pursuant to Section 7.06) or basket on or following the relevant date of execution of the definitive agreement with respect to such Limited Conditionality Acquisition and prior to the earlier of (i) the date on which such Limited Conditionality Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Conditionality Acquisition is terminated or expires without consummation of such Limited Conditionality Acquisition, any such ratio (other than the financial covenants tested pursuant to Section 7.06) or basket shall be required to be satisfied (x) on a Pro Forma Basis assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (y) assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Conditionality Acquisitions such that each of the possible scenarios is separately tested. Notwithstanding anything to the contrary herein, in no event shall there be more than two Limited Conditionality Acquisitions at any time outstanding.

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.

(a) Three-Year Term Loan Borrowings. Subject to the terms and conditions set forth herein, each Three-Year Term Loan Lender severally agrees to make a single loan to the Company in Dollars, on any Business Day during the Term Availability Period (the “Three-Year Facility Delayed Draw Date”), in an amount not to exceed such Three-Year Term Loan Lender’s Three-Year Term Loan Commitment. The Three-Year Term Loan Borrowing shall consist of Three-Year Term Loans made simultaneously by the Three-Year Term Loan Lenders in accordance with their respective Applicable Percentage of the Three-Year Term Loan Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Three-Year Term Loans may be Base Rate Loans, Daily Floating LIBOR Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) Revolving Credit Borrowings. Subject to the terms and conditions set forth herein each Revolving Credit Lender agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Company or a Designated Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Revolving Credit Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment and (iii) the aggregate Outstanding Amount of all Revolving Credit Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.06, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans, Daily Floating LIBOR Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(c) Two-Year Term Loan Borrowings. Subject to the terms and conditions set forth herein, each Two-Year Term Loan Lender severally agrees to make a single loan to the Company in Dollars, on any Business Day during the Term Availability Period (the “Two-Year Facility Delayed Draw Date”), in an amount not to exceed such Two-Year Term Loan Lender’s Two-Year Term Loan Commitment. The Two-Year Term Loan Borrowing shall consist of Two-Year Term Loans made simultaneously by the Two-Year Term Loan Lenders in accordance with their respective Applicable Percentage of the Two-Year Term Loan Facility. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed. Two-Year Term Loans may be Base Rate Loans, Daily Floating LIBOR Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Three-Year Term Loan Borrowing, each Revolving Credit Borrowing, each Two-Year Term Loan Borrowing, each conversion of Three-Year Term Loans, Two-Year Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice, provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans or Daily Floating LIBOR Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, (iii) on the requested date of any Borrowing of Base Rate Loans and (iv) one Business Day prior to the requested date of any Borrowing of any Daily Floating LIBOR Rate Loans, of any conversion of Base Rate Loans to Daily Floating LIBOR Rate Loans or of any conversion of Daily Floating LIBOR Rate Loans to Base Rate Loans. Except as provided in Section 2.04, each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or Daily Floating LIBOR Rate Loans

shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.05(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Company is requesting a Three-Year Term Loan Borrowing, a Revolving Credit Borrowing, a Two-Year Term Loan Borrowing, a conversion of Three-Year Term Loans, Two-Year Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Three-Year Term Loans, Two-Year Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Revolving Credit Loans to be borrowed, and (vii) if applicable, the Designated Borrower; provided, however, that if as of the date of any Loan Notice requesting a Revolving Credit Borrowing, there are Swing Line Loans outstanding, the Company shall be deemed to have requested that a portion of the requested Revolving Credit Loans in a principal amount equal to the outstanding principal amount of such Swing Line Loans be denominated in Dollars. If the Company fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Three-Year Term Loan or Revolving Credit Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Three-Year Term Loans, Two-Year Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Revolving Credit Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Revolving Credit Loan may be converted into or continued as a Revolving Credit Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Credit Loan and reborrowed in the other currency. Daily Floating LIBOR Rate Loans shall automatically continue each day as Daily Floating LIBOR Rate Loans unless and until the Company delivers a timely notice requesting a conversion of such Daily Floating LIBOR Rate Loans to another Type of Loan.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Three-Year Term Loans, Revolving Credit Loans or Two-Year Term Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Revolving Credit Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Three-Year Term Loan Borrowing, a Revolving Credit Borrowing or a Two-Year Term Loan Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 2:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the

Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Company or such other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Loan Notice with respect to such Revolving Credit Borrowing is given by the Company there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any L/C Borrowings, second, to the payment in full of any Swing Line Loans, and third, to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders; provided, however, that without the consent of the Required Lenders any Eurocurrency Rate Loans denominated in an Alternative Currency may be continued only for a one month Interest Period at any time that a Default has occurred and is continuing and no Event of Default has occurred and is continuing. At any time that an Event of Default has occurred and is continuing, the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Revolving Credit Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans or the interest rate applicable to any Daily Floating LIBOR Rate Loans, as applicable, upon determination of such interest rate.

(e) After giving effect to all Three-Year Term Loan Borrowings, all conversions of Three-Year Term Loans from one Type to the other, and all continuations of Three-Year Term Loans as the same Type, there shall not be more than five Interest Periods in effect in respect of the Three-Year Term Loan Facility. After giving effect to all Two-Year Term Loan Borrowings and all continuations of Two-Year Term Loans, there shall not be more than five Interest Periods in effect in respect of the Two-Year Term Loan Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five Interest Periods in effect with respect of the Revolving Credit Facility.

(f) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Loans or Daily Floating LIBOR Rate Loans, as applicable, comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Loans shall, on the last day of the then existing Interest Period therefor, automatically be converted into Base Rate Loans.

2.03 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the L/C Issuer agrees, in reliance on the agreements of the Revolving Credit Lenders set forth in this Section, (1) to issue, at any time and from time to time during the Revolving Credit Availability Period, Letters of Credit denominated in Dollars for the account of the Company or any of its Subsidiaries in such form as is acceptable to the Administrative Agent and the L/C Issuer in its reasonable determination and (2) to honor drawings under the Letters of Credit. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments. Subject to the foregoing, the Company’s or any Subsidiary’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Company shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer and to the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the L/C Issuer, the Company also shall submit a letter of credit application and reimbursement agreement on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Company to, or entered into by the Company with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by the L/C Issuer shall not exceed its L/C Commitment, (ii) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (iii) the Revolving Credit Exposure of any Lender shall not exceed its Revolving Credit Commitment and (iv) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments.

(i) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars; or

(E) any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the L/C Issuer with the Company or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(ii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d) Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Maturity Date.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the L/C Issuer or the Revolving Credit Lenders, the L/C Issuer hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such

Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments.

In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the L/C Issuer, such Revolving Credit Lender’s Applicable Percentage of each L/C Disbursement made by the L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Credit Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the Company or at any time after any reimbursement payment is required to be refunded to the Company for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Revolving Credit Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse the L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such L/C Disbursement.

Each Revolving Credit Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Section 2.16 or 2.19, as a result of an assignment in accordance with Section 11.07 or otherwise pursuant to this Agreement.

(f) Reimbursement. If the L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Company shall reimburse the L/C Issuer in respect of such L/C Disbursement. The Company shall reimburse the L/C Issuer by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the Company receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.05 that such payment be financed with a Borrowing of Base Rate Loans or Swing Line Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans or Swing Line Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable L/C Disbursement, the payment then due from the Company in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the date of payment by the L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Credit Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g) Obligations Absolute. The Company’s obligation to reimburse L/C Disbursements as provided in clause (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i) any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Company or any waiver by the L/C Issuer which does not in fact materially prejudice the Company;

(v) honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

None of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by Applicable Law) suffered by the Company that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i) the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii) the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii) the L/C Issuer shall have the right, in its reasonable discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv) this sentence shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) the L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following the Company’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) the L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the L/C Issuer.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued by it, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Company for, and the L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(i) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 2.18, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each standby Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Company and the L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. In addition, the Company shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The L/C Issuer shall promptly after such examination notify the Administrative Agent and the Company in writing of such demand for payment if the L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the L/C Issuer and the Lenders with respect to any such L/C Disbursement.

(l) Interim Interest. If the L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the Company shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Company reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Company fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section, then Section 2.09(b) shall apply. Interest accrued pursuant to this clause shall be for account of the L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section to reimburse the L/C Issuer shall be for account of such Lender to the extent of such payment.

(m) Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement between the Company, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(j). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of the L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(n) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this clause, the Company shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 105% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (f) of Section 8.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Company shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse the L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the L/C Obligations at such time or, if the maturity of the

Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

(o) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse, indemnify and compensate the L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of the Company. The Company irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit, other than a defense of payment and performance. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

(p) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 [Reserved].

2.05 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender shall make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Revolving Credit Availability Period in an aggregate amount not to exceed at any time outstanding the Swing Line Sublimit; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, (y) that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swing Line Loan shall be a Base Rate Loan or a Daily Floating LIBOR Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made only upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than (i) for Base Rate Loans, 1:00 p.m. on the requested borrowing date, or (ii) for Daily Floating LIBOR Rate Loans, 12:00 noon one Business Day prior to the requested borrowing date, and shall specify (x) the amount to be borrowed, which shall be a minimum of $100,000, (y) the requested borrowing date, which shall be a Business Day, and (z) the Type of such Swing Line Loan. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the applicable Swing Line Loan available to the Company at its office by (1) crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds or (2) wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender by the Company.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan or a Daily Floating LIBOR Rate Loan, as applicable, in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Daily Floating LIBOR Rate Loans, as applicable, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Revolving Credit Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan or a Daily Floating LIBOR Rate Loan, as applicable, to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Loans or Daily Floating LIBOR Rate Loans, as applicable, submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of the Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan, Daily Floating LIBOR Rate Loan or risk participation pursuant to this Section 2.05 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.06 Prepayments. (a) Each Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans or Daily Floating LIBOR Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans or Daily Floating LIBOR Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iv) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (v) any such notice may be conditioned upon the effectiveness of other Indebtedness or the occurrence of one or more other transactions or events. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall irrevocably make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan or Daily Floating LIBOR Rate Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.06(a) shall be applied to the outstanding principal amount under the relevant Facility as directed by the Company (or, in the absence of specification, ratably between the Three-Year Term Loan Facility and the Two-Year Term Loan Facility), and subject to Section 2.18, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facility. Subject to Section 2.18, each such prepayment of Revolving Credit Loans shall be applied to the Revolving Credit Loans of the Lenders in accordance with their respective Applicable Percentage.

(b) [Reserved].

(c) The Company may, upon notice to the Swing Line Lender pursuant to delivery to the Swing Line Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrowers shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(c) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the Total Revolving Credit Outstandings exceed the Revolving Credit Facility at such time. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(e) If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

2.07 Termination or Reduction of Commitments.

(a) Optional. The Company may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility; (iv) if, after giving effect to any reduction of the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the case may be, shall be automatically reduced by the amount of such excess; and (v) any such notice may be conditioned upon the effectiveness of other Indebtedness or the occurrence of one or more other transactions or events. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.07. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

(b) Mandatory.

(i) The aggregate Three-Year Term Loan Commitments shall be automatically and permanently reduced to zero after the end of the Term Availability Period.

(ii) The aggregate Two-Year Term Loan Commitments shall be automatically and permanently reduced to zero after the end of the Term Availability Period.

(iii) The aggregate Revolving Credit Commitments shall be automatically and permanently reduced to zero at 5:00 p.m. on the date that falls six (6) months after the Closing Date; provided that this Section 2.07(b)(iii) shall only apply in the event that none of the Company’s initial public offering, spin-off or split-off from Fortive, or other distribution by Fortive to its shareholders of all or a portion of the equity interest in the Company owned by Fortive, has occurred on or prior to the date that falls six (6) months after the Closing Date.

(iv) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.07, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

2.08 Repayment of Loans. (a) Each Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of Revolving Credit Loans made to such Borrower outstanding on such date.

(b) [Reserved].

(c) The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date. Swing Line Loans outstanding on the date of a Revolving Credit Borrowing shall also be repaid with the proceeds of such borrowing as provided in Section 2.02(b).

(d) The Company shall repay to the Three-Year Term Loan Lenders on the Maturity Date for the Three-Year Term Loan Facility the aggregate principal amount of all Three-Year Term Loans outstanding on such date.

(e) The Company shall repay to the Two-Year Term Loan Lenders on the Maturity Date for the Two-Year Term Loan Facility the aggregate principal amount of all Two-Year Term Loans outstanding on such date.

2.09 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate or Daily Floating LIBOR Rate, as applicable, plus the Applicable Rate for the Revolving Credit Facility; and (iv) each Daily Floating LIBOR Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Daily Floating LIBOR Rate plus the Applicable Rate.

(b) If any amount payable by any Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws. Furthermore, upon the request of the Required Lenders, while any other Event of Default exists, each Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. On each Interest Payment Date for a Base Rate Loan, interest accrued on such Loan to but excluding such Interest Payment Date shall be due and payable. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10 Fees.

(a) Facility Fee. Commencing on the earlier of (a) the date that is sixty (60) days after the Closing Date and (b) the date upon which an initial public offering of the Company, spin-off or split-off of the Company from Fortive, or other distribution by Fortive to its shareholders of all or a portion of the equity interest in the Company owned by Fortive, the Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage (subject to Section 2.18 with respect to any Defaulting Lender), a facility fee in

Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Revolving Credit Loans, Letters of Credit and Swing Line Loans), regardless of usage. The facility fee shall accrue at all times, commencing on the earlier of (a) the date that is sixty (60) days after the Closing Date and (b) the date upon which an initial public offering of the Company, spin-off or split-off of the Company from Fortive, or other distribution by Fortive to its shareholders of all or a portion of the equity interest in the Company owned by Fortive and for the remainder of during the Revolving Credit Availability Period (and thereafter so long as any Revolving Credit Loans, Letters of Credit or Swing Line Loans remain outstanding), including at any time during which one or more of the conditions in Article IV is not met. The facility fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the earlier of (a) the date that is sixty (60) days after the Closing Date and (b) the date upon which an initial public offering of the Company, spin-off or split-off of the Company from Fortive, or other distribution by Fortive to its shareholders of all or a portion of the equity interest in the Company owned by Fortive, and on the Maturity Date (and, if applicable, thereafter on demand). On each such payment date all facility fees which have accrued to but excluding any such payment date shall be due and payable. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Ticking Fee. The Company shall pay to the Administrative Agent for the account of each applicable Term Lender in accordance with its applicable commitment under such Term Facility, a ticking fee in Dollars with respect to such Term Facility equal to the Applicable Rate times the actual daily amount of the undrawn commitments under such Term Facility. Such fee for the Three-Year Term Loan Facility shall accrue from and including the date which is sixty (60) days after the Closing Date and shall be due and payable on the earlier to occur of (i) the Three-Year Facility Delayed Draw Date and (ii) the termination or expiration of the Three-Year Term Loan Commitments. Such fee for the Two-Year Term Loan Facility shall accrue from and including the date which is sixty (60) days after the Closing Date and shall be due and payable on the earlier to occur of (i) the Two-Year Facility Delayed Draw Date and (ii) the termination or expiration of the Two-Year Term Loan Commitments. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c) Other Fees. (i) The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters or otherwise separately agreed in writing. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Revolving Credit Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. With respect to all Non-LIBOR Quoted Currencies, the calculation of the applicable interest rate shall be determined in accordance with market practice.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for the applicable period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(f), 2.03(j) or 2.09(b) or under Article VIII. The Company’s obligations under this subsection shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder for a period of two years from the date of such termination.

2.12 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13 Payments Generally; Administrative Agent’s Clawback. (a) (i) All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. (ii) Except as otherwise expressly provided herein and except with respect to principal of and interest on any Revolving Credit Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. (iii) Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Revolving Credit Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. (iv) All payments received by the Administrative Agent (A) after 2:00 p.m., in the case of payments in Dollars, or (B) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments received by any such Lender (A) after 2:00 pm, in the case of payments in Dollars, or (B) after the Applicable Time specified by such Lender, in the case of payments in an Alternative Currency or a Requested Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)

(i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans or Daily Floating LIBOR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of

Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to such Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Company, the interest rate applicable to such Borrowing. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Revolving Credit Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Credit Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Revolving Credit Loans made by it, or the participations in Letters of Credit or Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Revolving Credit Loans made by them and/or such subparticipations in the participations in Letters of Credit or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Revolving Credit Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, without interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. The provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans, Letters of Credit or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.15 Designated Borrowers. (a) The Company may at any time after the Closing Date, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Credit Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Revolving Credit Lender) a duly executed notice and agreement in substantially the form of Exhibit E (a “Designated Borrower Request and Assumption Agreement”). The Administrative Agent shall provide each Revolving Credit Lender with a copy of each Designated Borrower Request and Assumption Agreement promptly upon receipt thereof. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent shall have received (i) such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its sole reasonable discretion (including, without, limitation, (A) documentation and information to evaluate any withholding tax or regulatory matters under Applicable Laws as may arise in respect of any Revolving Credit Loans made to such Applicant Borrower and the manner in which Eurocurrency Rate Revolving Credit Loans may be made available to such Applicant Borrower and (B) such other reasonable documentation and information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Act and the Beneficial Ownership Regulation, to the extent reasonably requested by any Revolving Credit Lender through the Administrative Agent) and (ii) Notes signed by such Applicant Borrower to the extent any Revolving Credit Lender so requires. Promptly following receipt of all such requested documents and information from an Applicant Borrower, the Administrative Agent shall send a notice in substantially the form of Exhibit F (a “Designated Borrower Notice”) to the Company and the Revolving Credit Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof. Upon the effective date specified in a Designated Borrower Notice, the Designated Borrower designated therein may request Revolving Credit Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice may be submitted by or on behalf of such Designated Borrower until the Business Day following such effective date. If an Applicant Borrower is unable to provide the documentation or other information requested by the Administrative Agent as a condition to such Applicant Borrower being entitled to request Revolving Credit Loans hereunder, then subject to the satisfaction of the other conditions set forth in this Section 2.15(a) with respect to such Applicant Borrower in the sole reasonable discretion of the Administrative Agent, with the consent of the Administrative Agent (but without any consent of any Lenders), but notwithstanding anything contrary contained in this Agreement such Applicant Borrower shall not be entitled to receive any Revolving Credit Loans and shall not be a Borrower with respect to Revolving Credit Loans (and the Designated Borrower Notice for such Applicant Borrower shall so indicate).

(b) The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Obligations of each Designated Borrower which is a Foreign Subsidiary shall be several in nature, and each such Foreign Subsidiary shall be liable solely for the Obligations directly incurred by it as a Designated Borrower hereunder. The Obligations of each Designated Borrower shall be guaranteed by the Company pursuant to the Company Guaranty.

(c) Each Subsidiary of the Company that becomes a “Designated Borrower” pursuant to this Section 2.15 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Revolving Credit Loans made by the Revolving Credit Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) Any Revolving Credit Lender may, with notice to the Administrative Agent and the Company pursuant to Section 11.07(i), fulfill its Commitment hereunder in respect of any Revolving Credit Loans requested to be made by such Revolving Credit Lender to a Designated Borrower not organized under the laws of the United States or any State thereof (each a “Foreign Designated Borrower”), by causing an Affiliate of such Revolving Credit Lender to act for such Revolving Credit Lender to make such Revolving Credit Loans to such Designated Borrower in the place and stead of such Lender as provided in Section 11.07(i). Each Foreign Designated Borrower may only request Revolving Credit Loans which are Eurocurrency Rate Revolving Credit Loans.

(e) If any Revolving Credit Lender determines that it would be (i) unlawful under Applicable Law or (ii) that any Governmental Authority has asserted that it is unlawful for such Revolving Credit Lender to make, maintain or fund Revolving Credit Loans to an Applicant Borrower, then such Revolving Credit Lender may deliver written notice of such determination not later than 10 Business Days following receipt by such Revolving Credit Lender of the applicable Designated Borrower Request and Assumption Agreement for such Applicant Borrower pursuant to Section 2.15(a), which notice shall describe in reasonable detail the Law or assertion of a Governmental Authority giving rise to such impediment. The Company shall have the right to replace any Revolving Credit Lender delivering such a notice as provided in Section 11.16. Following delivery of such notice by a Revolving Credit Lender with respect to an Applicant Borrower the Administrative Agent shall not deliver a Designated Borrower Notice confirming such Applicant Borrower as a Designated Borrower which is permitted to request Revolving Credit Loans hereunder unless and until such Revolving Credit Lender has been replaced pursuant to Section 11.16. Notwithstanding any such notice, this Section 2.15(e) shall not limit the Administrative Agent’s authority to deliver a Designated Borrower Notice confirming an Applicant Borrower as a Designated Borrower.

(f) The Company may from time to time, upon not less than 5 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Revolving Credit Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Revolving Credit Loans made to it, as of the effective date of such termination; provided that any such termination shall not release such Designated Borrower from any obligations that arose prior to such termination. The Administrative Agent will promptly notify the Company and the Revolving Credit Lenders of any such termination of a Designated Borrower.

2.16 Increase in Revolving Credit Commitments. (a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Company may from time to time, request an increase in the Revolving Credit Facility by an amount (for all such requests) not exceeding $250,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, and (ii) the Company may make a maximum of five such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders). No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Revolving Credit Commitments under this Section 2.16.

(b) Lender Elections to Increase. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees, in its sole and absolute discretion, to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Credit Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Company shall deliver to the Administrative Agent a certificate with respect to each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Revolving Credit Lender) signed by a Responsible Officer of the Company (x) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such increase, and (y) certifying that, before and immediately after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) as of such earlier date, provided, however, that for these purposes, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, (B) no Default or Event of Default exists or would exist immediately after giving effect to such increase and (C) immediately after giving effect to such increase, as of the Increase Effective Date the Company shall be in pro forma compliance (after giving effect to the incurrence of such increase and the use of proceeds thereof) with each of the financial covenants contained in Section 7.06; provided that if such increase is being provided in connection with a Limited Conditionality Acquisition, such certificate shall provide that the above requirements were satisfied in accordance with Section 1.12, and (ii) (x) upon the reasonable request of any Revolving Credit Lender made at least 3 days prior to the Increase Effective Date, the Company shall have provided to such Lender, and such Revolving Credit Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least 2 days prior to the Increase Effective Date and (y) at least 2 days prior to the Increase Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Revolving Credit Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party. The Company shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentage arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 11.01 to the contrary.

(g) Revised Applicable Percentages. If any such increase has become effective, on the Increase Effective Date the Administrative Agent shall notify each Revolving Credit Lender of their revised Applicable Percentage after giving effect to such increase.

2.17 Cash Collateral.

(a) Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, shall grant to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Revolving Credit Lenders, and shall agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to clause (a) above, after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.06, 2.18 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.07(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01 and in the definition of “Required Lenders,” “Required Revolving Lenders,” “Required Three-Year Term Loan Lenders” and “Required Two-Year Term Loan Lenders.”

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender under any Loan Document (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive any facility fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the Outstanding Amount of the Revolving Credit Loans funded by it (and the Company shall not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.

(C) With respect to any fee payable under Section 2.10(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentage to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentage (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall within three Business Days following notice by the Administrative Agent, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentage (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.19 Extension of Revolving Credit Facility Maturity Date.

(a) Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Revolving Credit Lenders) not earlier than the second anniversary of the Closing Date and not later than 35 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), make a one-time request that each Revolving Credit Lender extend such Lender’s Maturity Date for an additional one year from the Existing Maturity Date, which such request shall indicate the date by which each Revolving Credit Lender shall respond to such request (which shall not be earlier than 30 days after the date the Administrative Agent is notified of such request) (such date, the “Notice Date”) and the date on which such extension shall be effective (which shall not be earlier than 35 days after the date the Administrative Agent is notified of such request, unless otherwise agreed by the Administrative Agent in its sole discretion) (such date, the “Effective Date”).

(b) Lender Elections to Extend. Each Revolving Credit Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given on or prior to the Notice Date, advise the Administrative Agent whether or not such Lender agrees to such extension and each Revolving Credit Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Revolving Credit Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Revolving Credit Lender to agree to such extension shall not obligate any other Revolving Credit Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Revolving Credit Lender’s determination under this Section promptly, and in any event not more than three Business Days after the Notice Date.

(d) Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Revolving Credit Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.16;

provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Revolving Credit Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Credit Commitment shall be in addition to such Lender’s Revolving Credit Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Revolving Credit Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Revolving Credit Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Effective Date, then, effective as of the Effective Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Revolving Credit Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent (i) a certificate of each Borrower dated as of the Effective Date signed by a Responsible Officer of such Borrower (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (y) in the case of the Company, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) as of such earlier date, and except that for purposes of this Section 2.19, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists and (ii)(x) upon the reasonable request of any Revolving Credit Lender made at least 3 days prior to the Effective Date, the Company shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least 2 days prior to the Effective Date and (y) at least 2 days prior to the Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Revolving Credit Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party. In addition, on the Maturity Date of each Non-Extending Lender, the Borrowers shall prepay any Revolving Credit Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Revolving Credit Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(g) Amendment; Sharing of Payments. In connection with any extension of the Maturity Date, the Company, the Administrative Agent and each extending Lender may make such amendments to this Agreement as the Administrative Agent determines to be reasonably necessary to evidence the extension.

(h) Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 11.01 to the contrary.

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Borrowers to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, branch profits taxes, back-up withholding taxes, and franchise or other similar taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized, maintains a lending office or does business (other than doing business solely as a result of entering into this Agreement, performing any obligations hereunder, receiving any payments hereunder or enforcing any rights hereunder) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Laws, and (iv) to the extent reasonably practicable, within 30 days after the date of such payment, such Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made by such Borrower under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If any Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, such Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time such amount is paid, such additional amount as is necessary such that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional amounts payable under this Section) the Administrative Agent or such Lender receives an amount equal to the sum it would have received if such Taxes or Other Taxes had not been imposed.

(d) Each Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a written demand therefor, which demand shall be made within 90 days of the date such Lender or the Administrative Agent pays such Taxes or Other Taxes to the relevant Governmental Authority.

(e) Without limiting the obligations of the Lenders under Section 11.15 regarding delivery of certain forms and documents to establish such Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of Applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or any Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) If and to the extent that any Lender or the Administrative Agent, in its sole discretion (exercised in good faith), determines that it has received or been granted a credit against, relief from, a refund or remission of, or a repayment of, any Taxes or Other Taxes in respect of which it has received additional payments under this Section 3.01, and such credit, refund, relief or remission has been obtained, utilized and fully retained by such Lender or the Administrative Agent on an affiliated group basis, then such Lender or the Administrative Agent shall pay to the Borrowers an amount which such Lender or the Administrative Agent determines, in its sole discretion (exercised in good faith) will leave it, after the payments, in the same after-tax position as it would have been in had the payments required under this Section 3.01 not been required to be made by the Borrowers; provided however that (i) such Lender or the Administrative Agent shall be the sole judge of the amount of such credit, refund, relief or remission and the date on which it is received; (ii) such Lender or the Administrative Agent shall not be obliged to disclose information regarding its tax affairs or tax computations; (iii) nothing in this Section 3.01(f) shall interfere with such Lender’s or the Administrative Agent’s right to manage its tax affairs in whatever manner it sees fit; and (iv) if such Lender or the Administrative Agent shall subsequently determine that it has lost all or a portion of such tax credit, refund, relief or remission, the Borrowers shall promptly remit to such Lender or the Administrative Agent the amount certified by such Lender or the Administrative Agent to be the amount necessary to restore such Lender or the Administrative Agent to the position it would have been in if no payment had been made pursuant to this Section.

(g) The Borrowers’ obligations to indemnify a Foreign Lender or pay additional amounts to a Foreign Lender under this Section 3.01 are subject to Section 11.15(a)(iii).

(h) Each Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 3.01(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(j) For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate or Daily Floating LIBOR Rate, or to determine or charge interest rates based upon the Eurocurrency Rate or Daily Floating LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the interbank market, then, upon notice thereof by such Lender to the Company (through the Administrative Agent), (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans or Daily Floating LIBOR Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans or Daily Floating LIBOR Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans or Daily Floating LIBOR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), (x) with respect to Eurocurrency Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans, and (y) with respect to Daily Floating LIBOR Rate Loans, promptly, and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the reasonable and good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates.

(a) Temporary Inability.

(i) Except in the case of circumstances described in Section 3.03(b), if in connection with any request for a Eurocurrency Rate Loan or Daily Floating LIBOR Rate Loan or a conversion to or continuation thereof, (A) the Administrative Agent determines that (1) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for (x) the applicable amount and Interest Period of such Eurocurrency Rate Loan or (y) for the applicable amount of such Daily Floating LIBOR Rate Loan, or (2) adequate and reasonable means do not exist for determining the Eurocurrency Rate or Daily Floating LIBOR Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or Daily Floating LIBOR Rate Loan, as applicable, or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i)(A) above, “Impacted Loans”), or (B) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or the Daily Floating LIBOR Rate with respect to a proposed Daily Floating LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan or Daily

Floating LIBOR Rate Loan, as applicable, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans or Daily Floating LIBOR Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans, Daily Floating LIBOR Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or Daily Floating LIBOR Rate Loans, as applicable, in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans, Daily Floating LIBOR Rate Loans or Interest Periods) or, failing that and as applicable, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(ii) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this Section, the Administrative Agent, in consultation with the Company and the Required Lenders may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clauses (a)(i) or clauses (b)(i) or (ii) of this Section, as applicable, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

(b) Non Temporary Inability.

(i) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, including Section 3.03(a) above, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or the Required Lenders (as applicable) have determined that:

(A) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(B) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(C) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 3.03 with (x) for Loans denominated in Dollars, one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar syndicated credit facilities (whether in Dollars or an Alternative Currency) for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar syndicated credit facilities (whether in Dollars or an Alternative Currency) for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

(ii) If no LIBOR Successor Rate has been determined and the circumstances under clause (b)(i)(A) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans or Daily Floating LIBOR Rate Loans shall be suspended (to the extent of the affected Eurocurrency Rate Loans, Daily Floating LIBOR Rate Loans or Interest Periods), and (y) if applicable, the Eurocurrency

Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or Daily Floating LIBOR Rate Loans, as applicable (to the extent of the affected Eurocurrency Rate Loans, Daily Floating LIBOR Rate Loans or Interest Periods) or, failing that and as applicable, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

(iii) Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

(iv) In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes in the discretion of the Administrative Agent and in consultation with the Company will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans and Daily Floating LIBOR Rate Loans. (a) If any Lender or the L/C Issuer reasonably determines that as a result of any Change in Law, or such Lender’s or L/C Issuer’s compliance therewith, there shall be any increase in the cost to such Lender or the L/C Issuer of agreeing to make or making, converting to, continuing, funding, maintaining or participating in Eurocurrency Rate Loans or Daily Floating LIBOR Rate Loans, as applicable, or an increase in the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letters of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or a reduction in the amount received or receivable by such Lender or the L/C Issuer in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender or L/C Issuer is organized or has its Lending Office or does business (other than doing business solely as a result of entering into this Agreement, performing any obligations hereunder, receiving any payments hereunder or enforcing any rights hereunder) and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender or L/C Issuer (with a copy of such demand to the Administrative Agent), the Company shall pay (or cause the applicable Designated Borrower to pay) to such Lender or L/C Issuer such additional amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction; provided, (x) such Lender or L/C Issuer shall be generally seeking, or intending generally to seek, comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or L/C Issuer has the right under such similar credit facilities to do so) with respect to such

Change in Law regarding such increased cost or reduction and (y) that such additional amounts shall not be duplicative of any amounts to the extent otherwise paid by the Company under any other provision of this Agreement (including any reserve requirements included in determining the Eurocurrency Rate or the Daily Floating LIBOR Rate).

(b) If any Lender or L/C Issuer reasonably determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or L/C Issuer or the Loans made by, or participations in Swing Line Loans or Letters of Credit held by, such Lender or L/C Issuer to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time, upon demand of such Lender (with a copy of such demand to the Administrative Agent) the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered; provided, that (x) such Lender or L/C Issuer shall be generally seeking, or intending generally to seek, comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or L/C Issuer has the right under such similar credit facilities to do so) with respect to such Change in Law regarding such increased cost or reduction and (y) such additional amounts shall not be duplicative of any amounts to the extent otherwise paid by the Borrowers under any other provision of this Agreement (including any reserve requirements included in determining the Eurocurrency Rate or the Daily Floating LIBOR Rate).

(c) The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan or Daily Floating LIBOR Rate Loan, as applicable, equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

(d) Each Lender and the L/C Issuer agrees to use reasonable efforts to designate a different Lending Office if, in the reasonable and good faith judgment of such Lender or L/C Issuer, such designation will avoid the need for the Company to pay any additional amount, or will reduce the amount required to be paid by the Company, pursuant to this Section 3.04 to such Lender or L/C Issuer and will not otherwise be materially disadvantageous to such Lender or L/C Issuer. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation.

(e) Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or L/C Issuer pursuant to this Section 3.04 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or Daily Floating LIBOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c) any failure by any Borrower to make payment of any Loan denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.16;

excluding any loss of anticipated profits, but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan or Daily Floating LIBOR Rate Loan made by it at the Eurocurrency Rate or the Daily Floating LIBOR Rate, as applicable, for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan or Daily Floating LIBOR Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Each Lender may make any Credit Extension to any Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrowers to repay such Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment would reasonably be expected to (i) eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(c) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04 and, in each case, such Lender declining or being unable to designate a different Lending Office in accordance with Section 3.06(b), or if any Lender is a Defaulting Lender pursuant to Section 2.18, the Company may replace such Lender in accordance with Section 11.16.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions to Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or electronic (pdf.) transmissions (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Company, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent, its legal counsel and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii) Notes executed by the Company in favor of each Lender requesting Notes;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Company is duly organized or formed, and is validly existing, in good standing in its jurisdiction of organization, including certified copies of the Company’s Organization Documents, and certificates of good standing;

(v) a favorable opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, addressed to the Administrative Agent and each Lender, in the form set forth in Exhibit G;

(vi) a certificate signed by a Responsible Officer of the Company certifying, as of the Closing Date, (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Interim Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the Consolidated Leverage Ratio determined as of the last day of the immediately preceding fiscal quarter (on a Pro Forma Basis after giving effect to the Three-Year Term Loan Borrowing, the Two-Year Term Loan Borrowing and the use of proceeds thereof); and

(vii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) (i) Upon the reasonable request of any Lender made at least 3 days prior to the Closing Date, the Company shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least 2 days prior to the Closing Date and (ii) at least 2 days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(c) Any fees required to be paid on or before the Closing Date pursuant to the Loan Documents shall have been paid.

(d) Unless waived by the Administrative Agent, the Company shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced at least two Business Day prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that (i) such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent and (ii) the Administrative Agent may in its discretion waive this condition without obtaining the consent of the Required Lenders).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers contained in Article V or any representations and warranties of any Loan Party in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (provided that such materiality qualifier shall not apply to the extent that any such representation or warranty is already qualified or modified by materiality in the text thereof), on and as of the date of such Credit Extension (or, for the purposes of Section 4.01(a)(vi), as of the Closing Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that such materiality qualifier shall not apply to the extent that any such representation or warranty is already qualified or modified by materiality in the text thereof) as of such earlier date, and except that for purposes of this Section 4.02, (i) the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (ii) the representations and warranties in subsection (c) of Section 5.05, subsection (b) of Section 5.06, and Section 5.10 need only be true and correct on and as of the Closing Date.

(b) No Default shall exist, or would result from such proposed Credit Extension (or, for the purposes of Section 4.01(a)(vi), from the occurrence of the Closing Date).

(c) Prior to or substantially concurrently with such Credit Extension, (i) there shall have occurred an initial public offering of the Company, spin-off or split-off of the Company from Fortive, or other distribution by Fortive to its shareholders of all or a majority of the equity interest in the Company owned by Fortive and (ii) Fortive shall have contributed the assets and liabilities of Fortive’s Industrial Technologies Business to the Company.

(d) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.15 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(f) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing or as of such earlier date, as applicable.

ARTICLE V REPRESENTATIONS AND WARRANTIES

The Company represents and warrants, and each Designated Borrower represents and warrants (to the extent specifically applicable to such Designated Borrower), to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party except to the extent that such conflict, breach, contravention, Lien or violation could not reasonably be expected to have a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate in any material respect any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) any thereof as have been obtained, taken or made on or prior to the Closing Date and remain in full force and effect and (ii) any reports required to be filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934; provided, that the failure to make any such filings referred to in this clause (ii) shall not affect the validity or enforceability of this Agreement or the rights and remedies of the Administrative Agent and the Lenders hereunder.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect. (a) The Interim Financial Statements (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case, to the extent required to be reflected thereon pursuant to GAAP.

(b) The unaudited consolidated balance sheet of the Company and its Subsidiaries most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness, in each case, to the extent required to be reflected thereon pursuant to GAAP.

(c) As of the Closing Date, since the date of the Interim Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) as of the Closing Date, except as set forth on Schedule 5.06 (based on facts and circumstances known to the Borrowers), are reasonably likely to result in an adverse determination and, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Company and each Subsidiary has good record title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except for any non-compliance that could not reasonably be expected to have a Material Adverse Effect.

5.10 ERISA Compliance.

(a) The Company and each ERISA Affiliate have made all required contributions to each Plan maintained or contributed to by the Company or any Subsidiary subject to Pension Funding Rules, and no application for a funding waiver or an extension of any amortization period pursuant to Pension Funding Rules has been made with respect to any such Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan maintained or contributed to by the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan maintained or contributed to by the Company or any Subsidiary that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event likely to result in a material liability for any Borrower has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to result in a Material Adverse Effect; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan maintained or contributed to by the Company or any Subsidiary (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 304 or 4201 of ERISA with respect to a Multiemployer Plan maintained or contributed to by the Company or any Subsidiary; (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA with respect to any Pension Plan or Multiemployer Plan maintained or contributed to by the Company or any Subsidiary; (vi) no Pension Plan maintained or contributed to by the Company or any Subsidiary has been terminated by the plan administrator pursuant to Section 4041(c) of ERISA thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any such Pension Plan (where, for Multiemployer Plans, the occurrence of any such event or circumstance is to the knowledge of the Company); and (vii) as of the Closing Date the Company is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3 101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

5.11 Margin Regulations; Investment Company Act. (a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.12 Foreign Obligor Representations. (a) Each Loan Party that is a Foreign Obligor is subject to civil and commercial law with respect to its obligations under this Agreement and the other Loan Documents to which such Foreign Obligor is a party (collectively, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the law of the jurisdiction in which any Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents, except as may be limited by applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which any Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and for any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which the Foreign Obligor is organized and existing either (A) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents to which the Foreign Obligor is a party or (B) on any payment to be made by the Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by any Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (A) such as have been made or obtained or (B) such as cannot be made or obtained until a later date (provided that any notification or authorization described in immediately preceding clause (B) shall be made or obtained as soon as is reasonably practicable).

5.13 OFAC. (a) Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, or employee of the Company or any of its Subsidiaries, is an individual or entity that is (i) currently the target of any Sanctions or (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, and (b) neither the Company, any Subsidiary nor, to the knowledge of the Company, any director or officer of the Company or any Subsidiary is organized or resident in a Designated Jurisdiction, unless otherwise licensed by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or otherwise authorized under Applicable Law.

5.14 Anti-Corruption Laws. The Company and its Subsidiaries have instituted and maintained policies and procedures designed to promote and achieve compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions.

5.15 Covered Entity. No Loan Party is a Covered Entity.

5.16 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.17 Beneficial Ownership5.18 . As of the Closing Date, the information included in any Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE VI AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to (provided that nothing in this Article VI shall be deemed to prohibit any aspect of the Separation Transactions):

6.01 Financial Statements. Deliver to the Administrative Agent (with a copy for each Lender), in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as made publicly available, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a financial statement report and opinion of Ernst & Young or another independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as made publicly available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, beginning with the financial statements for the fiscal quarter ending March [31], 2021, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (with a copy for each Lender), in form and detail reasonably satisfactory to the Administrative Agent:

(a) within one week following the delivery of the financial statements referred to in Sections 6.01(a) and (b), beginning with the financial statements for the fiscal quarter ending December 31, 2020, a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any final management letter submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company, or any audit of the Company;

(c) promptly after the same are available, copies of each annual report, proxy statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and current reports which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the Company has notified the Administrative Agent of any intention by the Company to treat the Loans as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(f) promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall provide to the Administrative Agent by electronic mail electronic versions (i.e. soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide copies (including by telecopy or other electronic means) of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”). Each Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices. Notify the Administrative Agent (x) in the case of clause (a) below, within five (5) days of any Responsible Officer obtaining actual knowledge, and (y) in all other cases, promptly upon any Responsible Officer of the Company obtaining actual knowledge:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation, investigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws, to the extent such matters in clauses (i), (ii) or (iii) could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event which may result in a material liability for the Company or any of its Subsidiaries;

(d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary; and

(e) of any announcement by Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable (subject to any applicable grace periods and tax extensions): (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except, in each case, (i) to the extent the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves, if any, in accordance with GAAP are being maintained by the Company or such Subsidiary or (ii) where such failure could not reasonably be expected to result in a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (or equivalent status) under the Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 7.02 or (ii) in the case of a Subsidiary of the Company, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in a transaction permitted by Section 7.02 or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired but not more than once a year unless an Event of Default has occurred and is continuing, upon not less than ten (10) days advance notice to the Company given in accordance with Section 11.02; provided, however, that (a) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice, (b) all visits or discussions by any Lender shall be coordinated through the Administrative Agent and (c) a Responsible Officer of the Company shall be present during any discussions with the Company’s independent public accountants.

6.09 Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except in each case where the failure to comply with this Section 6.09 could not reasonably be expected to have a Material Adverse Effect.

6.10 Use of Proceeds. Use the proceeds of (a) the Revolving Credit Facility for working capital, capital expenditures, Acquisitions, share repurchases, refinancing of senior and/or pari passu indebtedness, repayment of intercompany obligations to or among Fortive and/or its subsidiaries and for any other lawful corporate purposes of the Company or any of its Subsidiaries; provided, that for the avoidance of doubt, no portion of the Revolving Credit Facility shall be used for the Fortive Payment, and (b) the Term Facilities for (i) the Fortive Payment and (ii) for working capital, capital expenditures, Acquisitions, share repurchases, refinancing of senior and/or pari passu indebtedness, repayment of intercompany obligations to or among Fortive and/or its subsidiaries, and for any other lawful corporate purposes of the Company or any of its Subsidiaries.

6.11 Anti-Corruption Laws. Maintain policies and procedures designed to promote and achieve compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions.

ARTICLE VII NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit any Subsidiary (except that Section 7.02 shall apply to the Borrowers only) to, directly or indirectly (provided that, nothing in this Article VII shall be deemed to prohibit any aspect of the Separation Transactions or the Fortive Payment):

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01;

(c) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted by the Company;

(d) Liens on any property or assets of any Subsidiary to secure indebtedness owing by it to the Company or to another Subsidiary of the Company;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, laborer’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves, if any are so required by GAAP, with respect thereto are maintained on the books of the applicable Person;

(f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g) deposits to secure the performance of bids, trade contracts and leases (other than for money borrowed), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including deposits to secure letters of credit issued to secure any such obligation);

(h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(j) any interest or title of a lessor under any operating lease entered into by the Company or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(k) licenses, operating leases or subleases permitted hereunder granted to other Persons in the ordinary course of business not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(l) (i) Liens arising from precautionary UCC financing statement filings with respect to operating leases or consignment arrangements entered into by the Company or any of its Subsidiaries in the ordinary course of business and (ii) Liens, if any, arising in respect of any factoring, assignments or sales of accounts receivable or similar arrangements;

(m) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code and Liens in favor of banking institutions arising by operation of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and that are within the general parameters customary in the banking industry;

(n) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary;

(o) Liens encumbering the Company’s or any of its Subsidiary’s equity interests or other investments in any joint venture (i) securing obligations (other than Indebtedness) of the Company or such Subsidiary under the joint venture agreement for such joint venture or (ii) in the nature of customary voting, equity transfer, redemptive rights or similar terms (other than Liens securing Indebtedness) under any such agreement;

(p) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement for any Acquisition or Investment permitted hereunder;

(q) (i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Company and its Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(r) Liens on assets of any Subsidiary which are in existence at the time that such Subsidiary is acquired after the Closing Date pursuant to a transaction permitted hereunder; provided that such Liens (A) are not incurred or created in anticipation of such transaction, (B) attach only to the acquired assets or the assets of such acquired Subsidiary and the proceeds and products of such assets (and the proceeds and products thereof) and (C) are extinguished within thirty (30) days after the date such Subsidiary is acquired unless such Liens are otherwise permitted under this Section 7.01;

(s) the replacement, extension or renewal of any Lien permitted by clause (b) or (n) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby; and

(t) other Liens securing Indebtedness permitted under Section 7.03.

7.02 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case pursuant to a Division), except that, so long as no Event of Default exists or would result therefrom, any Borrower may merge or consolidate with or into another Person if either (a) such Borrower is the surviving Person or (b) the Person formed by such consolidation or into which such Borrower is merged (any such Person, the “Successor”) shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, in a writing executed and delivered to the Administrative Agent for delivery to each Lender, in form reasonably satisfactory to the Administrative Agent (which writing shall include, without limitation, a certification as to pro forma compliance with Section 7.06), the due and punctual payment of the principal of and interest on the Loans and the performance of the other Obligations under this Agreement (including, with respect to the Company, the Company Guaranty) and the other Loan Documents on the part of such Borrower to be performed or observed, as fully as if such Successor were originally named, with respect to the Company, as the initial Borrower in this Agreement, or with respect to any other Borrower, as a Designated Borrower in this Agreement.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c) (i) Indebtedness (other than Guarantees) (A) of the Company to any of its Subsidiaries and (B) of any Subsidiary of the Company to the Company or any other such Subsidiary; and (ii) Guarantees of the Company in respect of Indebtedness otherwise permitted hereunder of any Subsidiary of the Company;

(d) obligations (contingent or otherwise) of the Company existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by the Company in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Company or any of its Subsidiaries, or changes in the value of securities issued by any such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness of the Company or any of its Subsidiaries incurred in the ordinary course of business as an account party in respect of (i) letters of credit, bank guarantees or similar instruments in an aggregate face amount not to exceed $25,000,000 or (ii) with respect to any surety bonds, performance bonds, customs bonds, statutory, appeal or similar bonds, completion guarantees or other obligations of a like nature;

(f) (i) Indebtedness of any Finance Subsidiary and (ii) the extension, renewal, replacement or refinancing of any Indebtedness permitted under clause (i) above to the extent such Indebtedness is at a Finance Subsidiary;

(g) Indebtedness of the Company in the form of deferred purchase price of property, purchase price adjustments, earn-outs or other arrangements representing acquisition consideration incurred in connection with an acquisition permitted hereunder;

(h) Indebtedness consisting of the financing of insurance premiums or take or pay obligations contained in supply arrangements that do not constitute Guarantees, in each case, incurred in the ordinary course of business;

(i) Indebtedness of any Person that becomes a Subsidiary of the Company after the Closing Date pursuant to a transaction permitted hereunder; provided that, (A) such Indebtedness was not incurred in anticipation of such acquisition, (B) no other Subsidiary (other than the acquired Subsidiaries) is an obligor with respect to such Indebtedness and (C) such Indebtedness is retired within thirty (30) days after the date such Subsidiary is acquired unless such Indebtedness is otherwise permitted by this Section 7.03;

(j) Indebtedness in respect of Capital Leases and purchase money obligations for fixed or capital assets in an aggregate amount not to exceed, at any one time, $25,000,000;

(k) Indebtedness incurred by the Company from time to time pursuant to any commercial paper supported by the Revolving Credit Facility;

(l) From the Closing Date to the date on which an initial public offering of the Company, spin-off or split-off of the Company from Fortive, or other distribution by Fortive to its shareholders of all or a majority of the equity interest in the Company owned by Fortive has occurred, Guarantees by the Company or any Subsidiary of indebtedness of Fortive incurred pursuant to the 0.875% Convertible Senior Notes due 2022 issued on February 22, 2019; and

(m) other Indebtedness not otherwise permitted under this Section 7.03 unless any Event of Default shall have occurred and be continuing at the time of incurring such Indebtedness or would result therefrom; provided that the sum, without duplication, of (i) any Indebtedness of the Company or any Subsidiary secured by Liens permitted by Section 7.01(t) (and not otherwise permitted under Sections 7.01(a) through (s)), (ii) any Indebtedness of any Subsidiary that is not a Guarantor (a “Subsidiary Non-Guarantor”) and that is not otherwise permitted under subsections (a) through (l) above (other than any Indebtedness incurred by any Designated Borrower under this Agreement), and (iii) any other Indebtedness of the Company or any Designated Borrower that is Guaranteed by any Subsidiary Non-Guarantor, shall not exceed the Priority Debt Basket.

7.04 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a) each Subsidiary of the Company may declare and make dividend payments in cash with respect to any class of Equity Interests of such Subsidiary to the then holders of such Equity Interests ratably according to their respective holdings;

(b) the Company and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person to the then holders of such Equity Interests ratably according to their respective holdings;

(c) the Company may issue and sell (i) its common Equity Interests; provided that no Change of Control would result from such issuance and sale; and (ii) the Company may issue and sell its Equity Interest in connection with grants of such securities and stock options with respect to such securities pursuant to employment, benefit plans, service and severance arrangements with current and former officers, directors, consultants, advisors and employees of the Company or any Subsidiary of the Company, as determined in good faith by the board of directors or senior management of the Company or such Subsidiary, as applicable;

(d) the Company may make payments in respect of, or repurchases of its Equity Interests deemed to occur upon the “cashless exercise” of, stock options, stock purchase rights, stock exchange rights or other equity-based awards if such payment or Equity Interests represents a portion of the exercise price of such options or rights or withholding taxes, payroll taxes or other similar taxes due upon such exercise, purchase or exchange;

(e) the Company may make the Fortive Payment; and

(f) the Company and each of its Subsidiaries may declare and make Restricted Payments not otherwise permitted by this Section 7.04; provided that no Event of Default shall have occurred and be continuing at the time of the declaration of such Restricted Payment or would result therefrom.

7.05 Use of Proceeds. Use the proceeds of the Facilities, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, in each case, in a manner which violates or contravenes the Margin Regulations.

7.06 Financial Covenants.

(a) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company (commencing with the fiscal quarter ending December 31, 2020) to be greater than 3.75:1. Notwithstanding the foregoing, not more than two times after the Closing Date, the Company shall be permitted to increase the maximum permitted Consolidated Leverage Ratio to 4.25:1 in connection with any permitted Acquisition occurring after the Closing Date with aggregate consideration (including, without duplication, the assumption or incurrence of Indebtedness in connection with such Acquisition) equal to or in excess of $100,000,000, which such increase shall be applicable for the fiscal quarter in which such Acquisition is consummated and the three consecutive test periods thereafter; provided that, there shall be at least one full fiscal quarter following the cessation of each such increase during which no such increase shall then be in effect.

(b) Minimum Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company (commencing with the fiscal quarter ending December 31, 2020) to be less than 3.50:1.

7.07 Sanctions. To the Company’s knowledge, directly or indirectly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or any other Person, (a) to fund any activities or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the target of Sanctions, unless otherwise licensed by the Office of Foreign Assets Control of the U.S. Department of Treasury or the U.S. Department of State or otherwise authorized under Applicable Law, or (b) in any other manner that will result in a violation by any party to any Loan Document (including any Lender, Arranger, Administrative Agent, Swing Line Lender, or otherwise) of Sanctions.

7.08 Anti-Corruption Laws. To the Company’s knowledge, use the proceeds of any Credit Extension for any purpose which would result in a material violation of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions.

7.09 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by the Company to any Subsidiary of the Company or by any Subsidiary of the Company to the Company or a Subsidiary of the Company;

(e) Dispositions permitted by Section 7.02;

(f) Dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(g) leases, subleases and licenses entered into by the Company or any Subsidiary as a lessor, sublessor or licensor in the ordinary course of business, provided that such leases, subleases or licenses do not interfere in any material respect with the ordinary conduct of business of the Company or any Subsidiary;

(h) Dispositions of Investments (including Equity Interests) in, and issuances of Equity Interests by, any joint venture or Subsidiary to the extent required by, or made pursuant to customary buy/sell arrangements between the parties to such joint venture or equityholders of such Subsidiary set forth in, the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or Subsidiary; and

(i) Dispositions by the Company and its Subsidiaries of property pursuant to sale-leaseback transactions and other Dispositions by the Company and its Subsidiaries not otherwise permitted under this Section 7.09; provided that at the time of such Disposition, no Event of Default shall have occurred and be continuing at the time of such Disposition or would result therefrom.

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”); provided, that for the avoidance of doubt no aspect of the Separation Transactions shall be deemed to give rise to an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any L/C Obligation or any commitment, facility, utilization or other fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (with respect to any Borrower), 6.08, 6.09 or 6.10 or Article VII or any Guarantor fails to perform or observe any term, covenant or agreement contained in any Guaranty; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after any Lender shall have given written notice thereof to the Company (through the Administrative Agent and in accordance with Section 11.02(a)(i)) or any Responsible Officer of the Company shall have otherwise become aware of such default; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but after giving effect to any applicable grace periods) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform (after giving effect to any applicable grace periods) any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default occurs under the terms of (and as defined in) any such instrument or agreement, in each case the effect of which failure or other event of default is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, the acceleration of the maturity thereof, with the giving of notice if required, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (other than, for the avoidance of doubt, any required repurchase, repayment or redemption of (or offer to repurchase, repay or redeem) any Indebtedness that was incurred for the specified purpose of financing all or a portion of the consideration for a merger or acquisition; provided that such repurchase, repayment or redemption (or offer to repurchase, repay or redeem) results solely from the failure of such merger or acquisition to be consummated); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (or equivalent term, as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount, and in the case of any Early Termination Date resulting from such a Termination Event, such Early Termination Date is not rescinded or such Swap Termination Value is not paid within 5 Business Days following such Early Termination Date; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Significant Subsidiary a final and non-appealable judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance or other reasonably creditworthy indemnitor as to which the insurer or such indemnitor does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, and (B) there is a period of 30 consecutive days during which such judgment is not satisfied or discharged or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company or any of its Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party (or any other Person with respect to any material provision of any Loan Document) contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control with respect to the Company.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of any event specified in subsection (f) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. (a) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees, facility fees and utilization fees) payable to the Lenders and the L/C Issuer (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, facility fees, and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.17; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.03 and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(b) For purposes of calculating the portion of any such amount received by the Administrative Agent in any currency to be applied as provided in Section 8.03(a), the Administrative Agent may designate the date of such receipt as a Revaluation Date for purposes of determining the Spot Rates of the currency in which such amount is denominated and the Spot Rates of any currencies in which any applicable Obligations are denominated. The Administrative Agent shall so apply any such amount by making payments denominated in the same currency as the amount so received by the Administrative Agent is denominated.

(c) The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any such application in a currency (the “Application Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following the date of any such application by the Administrative Agent of any such amount in the Application Currency, in the case of any such application to any Obligations, the Administrative Agent, may, in accordance with normal banking procedures, purchase the Agreement Currency with the Application Currency. If the amount of the Agreement Currency so purchased is less than the Obligations originally due to the Administrative Agent or any applicable Lender from any Borrower in the Agreement Currency, such Borrower acknowledges that the applicable Obligations shall remain outstanding to the extent of such difference. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any applicable Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under Applicable Law).

ARTICLE IX ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly provided in Section 9.06, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arrangers, as applicable:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or the L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of any Borrower or any of its Affiliates, that is communicated to, obtained by or in the possession of, the Administrative Agent, Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders or the L/C Issuer by the Administrative Agent herein.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company at all times other than during the existence of an Event of Default, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required

Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.07 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(f). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Company of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or the L/C Issuer as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the L/C Issuer represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender, the L/C Issuer or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender, the L/C Issuer or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and the L/C Issuer represents and warrants that, as of the date such Person became a party hereto, (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or the L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that, as of the date such Person became a party hereto, it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, syndication agents, documentation agents or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(j) and (k), 2.10 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Guaranty Matters. At any such time as the Company determines in its sole discretion, the Company may notify the Administrative Agent of a Subsidiary that shall become a Guarantor, and promptly thereafter (and in any event within 30 days), shall cause such Subsidiary to (a) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and Section 4.01(b) and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Without limiting the provisions of Section 9.09, the Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents. In addition, promptly following the Company’s written request to release a Guarantor, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender and the L/C Issuer to) execute and deliver to the Company, at the Company’s expense, a release of such Guarantor from its obligations under the Guaranty, so long as (i) no Event of Default has occurred and is continuing or would result after giving effect to such release and (ii) the Indebtedness of the Subsidiaries that are not Guarantors shall be permitted under Section 7.03 immediately after giving effect to such release (and assuming that all of the Indebtedness of such former Guarantor outstanding on the date of the effectiveness of such release has been incurred by such former Guarantor on such date). In connection with any release pursuant to this paragraph, the Administrative Agent may request that the Company deliver to it a certificate of a Responsible Officer of the Company to the effect that the requirements for such release set forth in this paragraph have been satisfied, and the Administrative Agent may rely on, and shall incur no liability for relying upon, any statements made in any such certificate. Any execution and delivery of documents pursuant to this paragraph shall be without recourse to or warranty by the Administrative Agent.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

9.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent, or any other Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE X COMPANY GUARANTY

10.01 Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Loan Parties now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, Attorney Costs) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Company Guaranty or any other Loan Document. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Designated Borrower to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding under any Debtor Relief Law involving such Designated Borrower.

10.02 Guaranty Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto. The Obligations of the Company under or in respect of this Company Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Company to enforce this Company Guaranty, irrespective of whether any action is brought against any applicable Designated Borrower, any other Loan Party or whether such Designated Borrower, any other Loan Party is joined in any such action or actions. This Company Guaranty is an absolute and unconditional guaranty of payment when due, and not of collection, by the Company of the Guaranteed Obligations. The liability of the Company under this Company Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any setoffs, counterclaims or defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any applicable Designated Borrower, Loan Party or Subsidiary or its assets or any resulting release or discharge of any Guaranteed Obligation;

(f) the existence of any claim, set-off or other right which the Company may have at any time against any Designated Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transaction;

(g) any invalidity or unenforceability relating to or against any applicable Designated Borrower, Loan Party or Subsidiary for any reason of the whole or any provision of any Loan Document, or any provision of Applicable Law purporting to prohibit the payment or performance by any such person of the Guaranteed Obligations;

(h) any failure of any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender Party (the Company waiving any duty on the part of the Lender Parties to disclose such information);

(i) the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any such other guarantor or surety with respect to the Guaranteed Obligations; or

(j) any other circumstance (including, without limitation, any statute of limitations) whatsoever (in any case, whether based on contract, tort or any other theory) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a legal or equitable defense available to, or a discharge of, the Company, any other Loan Party or surety, other than a defense of payment and performance.

This Company Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization under any applicable Debtor Relief Law of any applicable Designated Borrower, Loan Party or otherwise, all as though such payment had not been made.

10.03 Waivers and Acknowledgments. The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Company Guaranty and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(i) The Company hereby unconditionally and irrevocably waives any right to revoke this Company Guaranty and acknowledges that this Company Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(ii) The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any of the other Loan Parties, any Subsidiary or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of the Company under this Company Guaranty.

(iii) The Company acknowledges that the Administrative Agent may, without notice to or demand upon the Company and without affecting the liability of the Company under this Company Guaranty, foreclose under any mortgage as may secure any Obligation by nonjudicial sale, and the Company hereby waives any defense to the recovery by the Administrative Agent and the other Lender Parties against the Company of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by Applicable Law.

(iv) The Company hereby unconditionally and irrevocably waives any duty on the part of any Lender Party to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender Party.

(v) The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 10.02 and this Section 10.03 are knowingly made in contemplation of such benefits.

10.04 Subrogation. The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any applicable Designated Borrower, Loan Party, or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Obligations under or in respect of this Company Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against such Designated Borrower, any other Loan Party or any other insider guarantor or any collateral for the Obligations, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Designated Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the date (the “Termination Date”) which is the later of (a) the date of the termination of the latest Availability Period and (b) the date of the indefeasible payment in full of all the Obligations in cash (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made). If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the Termination Date, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Company Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Company Guaranty thereafter arising. If the Termination Date shall have occurred, the Administrative Agent will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Company Guaranty.

ARTICLE XI MISCELLANEOUS

11.01 Amendments, Etc. Subject to Section 2.16 and Section 3.03(c) and unless otherwise expressly provided herein, but otherwise notwithstanding any provision herein to the contrary, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (except to the extent not required under any of clauses (a) through (j) below) and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall (subject to Section 2.18 and as further provided below with respect to any Defaulting Lender):

(a) waive any condition set forth in Section 4.01(a), without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (which extension or increase or reinstatement shall not also require the vote of Required Lenders), and it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or a mandatory reduction in Commitments, if any, is not considered an extension or increase in Commitments of any Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (which extension shall not also require the vote of Required Lenders);

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (which reduction shall not also require the vote of Required Lenders); provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate or Letter of Credit Fees at the Default Rate;

(e) (i) change Section 8.03 or (ii) change the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Sections 2.06(a), (d), (e) and Section 2.07, in each case, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (x) if such Facility is the Three-Year Term Loan Facility, the Required Three-Year Term Loan Lenders, (y) if such Facility is the Two-Year Term Loan Facility, the Required Two-Year Term Loan Lenders, and (z) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(f) amend Section 1.07 or the definition of “Alternative Currency” without the written consent of each Revolving Credit Lender;

(g) change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders”, “Required Three-Year Term Loan Lenders” or “Required Two-Year Term Loan Lenders” without the written consent of each Lender under the applicable Facility;

(h) release the Company from the Company Guaranty without the written consent of each Lender;

(i) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Three-Year Term Loan Facility, the Required Three-Year Term Loan Lenders, (ii) if such Facility is the Two-Year Term Loan Facility, the Required Two-Year Term Loan Lenders, and (iii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders; or

(j) release any Guarantor from the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 11.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender, (y) Section 8.03 may not be changed in any manner that would alter the pro rata sharing of payments required thereby without the consent of such Lender and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately adversely relative to other Lenders or affected Lenders, as the case may be, shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, in addition to any amendment authorized by Section 2.16, this Agreement may be amended with the written consent of the Required Revolving Lenders, the Administrative Agent and the Company (i) to add one or more additional revolving credit facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Revolving Lenders, the Revolving Credit Lenders providing such additional revolving credit facilities to participate in any required vote or action required to be approved by the Required Revolving Lenders or by any other number, percentage or class of Lenders hereunder.

Notwithstanding any provision herein to the contrary, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into solely by the Borrower, the Administrative Agent and (i) with respect to the Revolving Credit Facility, the Required Revolving Lenders, (ii) with respect to the Three-Year Term Loan Facility, the Required Three-Year Term Loan Lenders, or (iii) with respect to the Two-Year Term Loan Facility, the Required Two-Year Term Loan Lenders.

Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement; provided that the Administrative Agent shall provide each such amendment implementing such changes to the Lenders reasonably promptly after such amendment becomes effective.

11.02 Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company, the Administrative Agent and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (A) actual receipt by the relevant party hereto and (B) (1) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (2) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (3) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (4) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (b) below), when delivered as provided in subsection (b) below; provided, however, that notices and other communications to the Administrative Agent and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer and the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Revolving Credit Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Agent-Related Person, the L/C Issuer and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Costs and Expenses. The Company agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (b) to pay or reimburse the L/C Issuer for all reasonable out of pocket expenses incurred in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (c) to pay or reimburse the Administrative Agent, the L/C Issuer and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and recording, documentary and similar taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be paid promptly and, in any case under clause (b) of this Section 11.04, within 20 Business Days after written demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

11.05 Indemnification by the Company.

(a) Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless each Agent-Related Person, each Lender, the L/C Issuer, each Arranger and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Commitment, Letter of Credit or Loan or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and whether or not such claim is brought by the Company or any third party (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or (ii) a material breach by such Indemnitee of its express obligations under the applicable Loan Document or (y) result from claims of any Indemnitee solely against one or more other Indemnitees (and not by one or more Indemnitees against the Administrative Agent or any Arrangers in such capacity) that have not resulted from the action, inaction, participation or contribution of the Company or its Subsidiaries or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability to any party hereto or its Affiliates for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) relating to this Agreement or any other Loan Document or arising out of such Indemnitee’s activities in connection herewith or therewith (whether before or after the Closing Date). Without limiting the provisions of Section 3.01, this Section 11.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. All amounts due under this Section 11.05 shall be payable within 20 Business Days after written demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, any Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(b) To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally, and not jointly, agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.13(e).

11.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 and in $5,000,000 increments in excess thereof unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed; provided that it shall not be unreasonable for the Company to refuse consent to any Public Lender or to any Person that is not engaged in the making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (so long as such Lender, Affiliate of a Lender or Approved Fund is not a Public Lender); provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice (sent in accordance with Section 11.02(a)(i)) of such proposed assignment;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations Letters of Credit and in Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) No Assignment Resulting in Additional Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the relevant Borrowers without the imposition of any additional Taxes.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be (A) entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.03 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment and (B) subject to obligations in Section 3.01(e) and (f); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. An Eligible Assignee of a Lender shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than such Lender would have been entitled to receive as of the date such Eligible Assignee became a party to this Agreement; provided, however, that this limitation shall not apply to any Eligible Assignee designated by the Company pursuant to Section 11.16; and provided, further, that this limitation shall also not apply with respect to Loans to Borrowers not a party to this Agreement as of the date such Eligible Assignee became a party to this Agreement.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by each of the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, sell participations to any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender, or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.05(b) without regard to the existence of any participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of any Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 11.15 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Revolving Credit Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Revolving Credit Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Revolving Credit Loan, the Granting Lender shall be obligated to make such Revolving Credit Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(c)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01 and Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Revolving Credit Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Credit Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Revolving Credit Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Revolving Credit Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time the L/C Issuer/Swing Line Lender assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to clause (b) above, such L/C Issuer/Swing Line Lender may, (i) upon 30 days’ notice to the Administrative Agent, the Company and the Lenders, resign as L/C Issuer and/or

(ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of the L/C Issuer/Swing Line Lender as L/C Issuer or Swing Line Lender, as the case may be. If the L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(f)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(i) Designated Affiliates. Notwithstanding anything to the contrary contained herein, a Granting Lender may grant to an Affiliate of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (a “Designated Affiliate”) the option to provide all or any part of any Revolving Credit Loan that such Granting Lender would otherwise be obligated to make to a Designated Borrower not organized under the laws of the United States or any State thereof pursuant to this Agreement; provided, however, that if a Designated Affiliate elects not to exercise such option or otherwise fails to make all or any part of such Revolving Credit Loan, the Granting Lender shall be obligated to make such Revolving Credit Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(c)(ii). Each party hereto hereby agrees that (i) neither the grant to any Designated Affiliate nor the exercise by any Designated Affiliate of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Sections 3.01 and 3.04), (ii) no Designated Affiliate shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes (other than the funding of Revolving Credit Loans to such Designated Borrower), including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Revolving Credit Loan by a Designated Affiliate hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Credit Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any Designated Affiliate may with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Revolving Credit Loan to the Granting Lender.

11.08 Confidentiality. Each of the Administrative Agent, the L/C Issuer and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives who need to know such information for the purposes set forth in this Section 11.08 and who have been advised of and have acknowledged their obligation to keep such information confidential in accordance with this Section 11.08, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or similar transaction relating to a Borrower and its obligations, (g) with the prior written consent of the Company, (A) to any rating agency when required by it and (B) the CUSIP Service Bureau or any similar organization or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.08 or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company; provided, however, that the source of such information was not known by the Administrative Agent, such Lender or such Affiliate, as the case may be, to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement, but excluding any Information, to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 11.08, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries, Fortive or any of its Subsidiaries, or any of its or their respective businesses, other than any such information that is publicly available or otherwise available to the Administrative Agent, the L/C Issuer or any Lender, as the case may be, on a nonconfidential basis prior to disclosure by any Loan Party; provided, however, that the source of such information was not known by the Administrative Agent or such Lender, as the case may be, to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the L/C Issuer and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including Federal and state securities Laws. Each Person who receives Information pursuant to this Agreement shall use such Information solely for the purpose of fulfilling such Person’s obligations or exercising such Person’s rights under this Agreement.

11.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and the L/C Issuer is authorized at any time and from time to time, without prior notice to the Company or any other Loan Party, any such notice being waived by the Company (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other indebtedness at any time owing by such Lender, or the L/C Issuer to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent, the L/C Issuer or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness or are owed to a branch or office of or such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that (i)(a) the obligations of Foreign Subsidiaries that become Designated Borrowers are several and not joint, and (b) no Lender shall exercise any rights under this Section 11.09 with respect to any assets of any Foreign Subsidiary other than with respect to the direct obligations of such Foreign Subsidiary to the Lenders, and (ii) in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 11.09 are in addition to their other rights and remedies (including other rights of set-off) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees promptly to notify the Company and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic (pdf.) transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the L/C Issuer or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made) or any Letter of Credit shall remain outstanding.

11.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.15 Tax Forms. (a) (i) Each Foreign Lender shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN-E or W-8BEN, if applicable, or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement) or such other evidence satisfactory to the Company and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of Applicable Laws that any Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) No Borrower shall be required to indemnify any Foreign Lender or to pay any additional amount to any Foreign Lender under Section 3.01, (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a), (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender and any date such Lender has ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.15(a) shall relieve any Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any Change in Law, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate, (C) if the obligation to withhold or to pay such additional amounts existed under the Laws of the United States on the date such Foreign Lender became a party to this Agreement, (D) if the obligation to withhold or to pay such additional amounts is imposed under FATCA, (E) with respect to any SPC, to the extent provided in Section 11.07(g), (F) with respect to any Participant, to the extent provided in Section 11.07(e), (G) with respect to any Eligible Assignee, to the extent provided in Section 11.07(b), (H) with respect to any Designated Affiliate, to the extent provided in Section 11.07(i), or (I) if the obligation to indemnify or pay such additional amounts arose after the date such Foreign Lender became a party to this Agreement and is in respect of any payment under this Agreement made by the Company (or any other Borrower which is a Domestic Subsidiary and which became a party to this Agreement prior to the date such Foreign Lender became a party to this Agreement), for any reason other than any Change in Law.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which any Borrower is not required to pay additional amounts under Section 3.01 or this Section 11.15(a).

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9 certifying that such Lender is not subject to back-up withholding. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

(d) The Administrative Agent shall provide the Company with a copy of any forms or other documents provided by any Lender to the Administrative Agent pursuant to Section 3.01(e) and this Section 11.15.

11.16 Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense, and with the efforts of the Company and the Administrative Agent, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 11.07(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with Applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 11.16 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section to the contrary, (i) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

11.17 Governing Law. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

11.18 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary for any Lender Party to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures such Lender Party could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to such Lender Party hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the Agreement Currency, be discharged only to the extent that on the Business Day following receipt by such Lender Party of any sum adjudged to be so due in the Judgment Currency, such Lender Party may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to such Lender Party from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to such Lender Party in such currency, such Lender Party agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under Applicable Law).

11.20 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, each Lender and each Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) except as expressly set forth in Section 11.07(c), neither the Administrative Agent nor any Lender or Arrangers has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any of the Lenders or Arrangers has advised or is currently advising any Borrower or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Lender or Arrangers has any obligation to any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor any Lender or Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency (except for any breach of the express terms of Section 11.07(c)) or fiduciary duty. Each Borrower agrees that it will not claim that any of the Administrative Agent, the Lenders or Arrangers has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to such Borrower, in connection with any transactions contemplated hereby.

11.21 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act.

11.22 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such electronic signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such electronic signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Administrative Agent or any Lender, any electronic signature shall be promptly followed by such manually executed counterpart.

11.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or the L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VONTIER CORPORATION

By:
Name:
Title:

Vontier Corporation

Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Vontier Corporation

Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:
Name:
Title:

Vontier Corporation

Credit Agreement

Signature Page

[________________], as a Lender

By:
Name:
Title:

Vontier Corporation

Credit Agreement

Signature Page